UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting material pursuant to § 240.14a-12

VISHAY INTERTECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

_____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

April 12, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Vishay Intertechnology, Inc., to be held at 10:30 a.m., local time, on Wednesday, June 1, 2011, at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay’s business operations. We will provide time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay. We hope you will be able to attend the annual meeting. Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important that your shares are represented and voted at the annual meeting. Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Dr. Felix Zandman
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held June 1, 2011.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2011 Annual Meeting of Stockholders

2010 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 1, 2011

The 2011 Annual Meeting of Stockholders of Vishay Intertechnology, Inc. will be held at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, on Wednesday, June 1, 2011 at 10:30 a.m., local time. The meeting will be held to consider and act upon:

1.	the election of four directors to hold office until 2014;

2.	the ratification of our independent registered public accounting firm;

3.	the advisory vote on executive compensation;

4.	the advisory vote on the frequency of the advisory vote on executive compensation;

5.	such other business as may be brought properly before the meeting.

The stockholders of record at the close of business on April 4, 2011 will be entitled to vote at the annual meeting or at any adjournment thereof. Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting to vote your shares.

By Order of the Board of Directors,

Marc L. Frohman
Corporate Secretary

Malvern, Pennsylvania
April 12, 2011

TABLE OF CONTENTS

SECTION

Summary	1

About the Meeting	5

Governance of the Company	9

Director Compensation	14

Proposal One – Election of Directors	16

Report of the Audit Committee	19

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	20

Security Ownership of Certain Beneficial Owners and Management	22

Emerging from the Economic Crisis	24

Executive Compensation	25

Report of the Compensation Committee	40

Compensation Tables	41

Proposal Three – Advisory Vote on Executive Compensation	58

Proposal Four – Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	58

Certain Relationships and Related Transactions	59

Other Matters	60

Availability of Annual Report and Form 10-K to Stockholders	60

Stockholder Proposals for 2012 Annual Meeting	60

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

________________

PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2011 Annual Meeting of Stockholders of Vishay to be held at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103 on Wednesday, June 1, 2011 at 10:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about April 12, 2011.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information

Date and time	Wednesday June 1, 2011 at 10:30 am

Meeting location	The Rittenhouse Hotel Ballroom, 2nd Floor
210 West Rittenhouse Square
Philadelphia, PA 19103

Record date	April 4, 2011

Voting	Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting

Meeting Agenda

The meeting will be held to consider and act upon:
  The election of four directors to hold office until 2014

  The ratification of Ernst & Young as our independent registered public accounting firm

  The advisory vote on executive compensation

  The advisory vote on the frequency of the advisory vote on executive compensation

  Such other business as may be brought properly before the meeting
Recommendations of the Board of Directors

The Board of Directors recommends a vote:
  FOR the election of four directors to hold office until 2014 (see Proposal One);

  FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two);

  FOR the advisory vote on executive compensation (see Proposal Three); and

  For the advisory vote on the frequency of the advisory vote on executive compensation to be held TRIENNIALLY (see Proposal Four).

Nominees for Directors

Directly, through family trusts, and as voting trustee under a voting trust agreement, Dr. Felix Zandman, our Executive Chairman and Chief Technical and Business Development Officer, has sole or shared voting power over substantially all of the outstanding Class B common stock. While holders of common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of votes cast by holders of common stock who are unaffiliated with Dr. Zandman when they last stood for election at an annual meeting of stockholders. Mr. Ronald Ruzic will first stand for election at the 2011 annual meeting of stockholders, because he was elected by the Board of Directors to fill a vacancy in January 2009.

The nominees for election as Class II Directors for terms of three years, expiring at the 2014 annual meeting of stockholders, are summarized as follows:

Name	Age	Director since
Eliyahu Hurvitz	78	1994
Former CEO and Chairman of the Board, Teva Pharmaceutical Industries Ltd.

Dr. Abraham Ludomirski	58	2003
Founder and Managing Director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices

Wayne M. Rogers	78	2006
Investor, specializing in small and mid-sized acquisitions; stock commentator and analyst for Fox News Channel

Ronald Ruzic	72	2009
Retired Group President, BorgWarner Automotive, Inc.

The Board of Directors recommends a vote FOR the election of four directors to hold office until 2014 (see Proposal One).

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the year ending December 31, 2011, as well as to audit the effectiveness of our internal control over financial reporting. Although stockholder approval for the appointment of Ernst & Young LLP is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification. The Board of Directors recommends a vote FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two).

Executive Compensation Advisory Vote and Its Frequency

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Congress adopted Section 14A of the Securities Exchange Act of 1934, pursuant to which the Board is giving our stockholders an opportunity to approve on an advisory, or non-binding, basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement. Section 14A also allows stockholders to vote, at least once every six years, on the frequency with which such vote should occur, the options being once every one, two, or three years.

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the Chief Executive Officer, recommending to the Board of Directors the compensation of other executive officers, and administering Vishay’s incentive compensation and equity based plans. Other than with respect to the Chief Executive Officer, the Board of Directors makes the final determination with respect to compensation of Vishay’s Named Executive Officers.

As discussed in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” Vishay’s compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company. The compensation program should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn.

During 2010, the Compensation Committee engaged compensation consultants from PricewaterhouseCoopers (“PwC”) to assist in a comprehensive evaluation of the following executive officers of Vishay:
  Dr. Felix Zandman, Executive Chairman and Chief Technical and Business Development Officer

  Dr. Gerald Paul, President and Chief Executive Officer

  Dr. Lior Yahalomi, Executive Vice President and Chief Financial Officer

  Mr. Marc Zandman, Vice-Chairman, Chief Administration Officer, and President of Vishay Israel Limited
The compensation structure was revised based upon the recommendations of the consultants at PwC and incorporated into amended employment agreements.

The compensation arrangements are designed to provide an incentive for positive performance while avoiding the encouragement of inappropriate risk-taking.

The compensation arrangements vary among our Named Executive Officers, but generally include:
  A market-competitive base salary;

  Cash performance-based bonuses, a portion of which is based on Company-wide achievements and another portion of which is based on personal achievements, with a cap to discourage inappropriate risk-taking;

  Equity-based compensation, of which 75% is realized only upon the achievement of three-year performance metrics;

  Deferred cash compensation generally payable at retirement / termination of employment;

  Deferred equity compensation in the form of phantom stock units payable at retirement / termination of employment;

  Retirement benefits;

  Special bonuses which may be awarded by the Compensation Committee and the Board of Directors based on particular accomplishments of the executives outside of established performance metrics; and

  Perquisites and other personal benefits.
This proxy statement includes a comprehensive “Summary Compensation Table” that calculates compensation earned by our Named Executive Officers in accordance with SEC rules. Some of the compensation reported in the Summary Compensation Table pursuant to SEC rules, for example, equity-based compensation, deferred cash compensation, retirement benefits, and phantom stock units, was not realized by the executives during 2010, and in the case of equity-compensation measured on the grant date, might never be fully realized. Furthermore, the Summary Compensation Table includes certain one-time and special items, further explained below and elsewhere in the proxy statement, that place 2010 compensation well in excess of typical market-competitive ranges. Normal, on-going compensation is expected to be closer to these market-competitive ranges.

As a result of the unprecedented disruption in the global economy that began in the latter half of 2008 and continued into 2009, base salaries were frozen, cash bonuses were suspended, and no equity instruments were granted to our Named Executive Officers in 2009. Vishay’s management reacted quickly to this unprecedented crisis, and the Company continued to generate cash from operations during each fiscal quarter and continuing each quarter of the economic upturn in 2010. Vishay emerged from the economic crisis as a stronger, more focused company. Following a fundamental restructuring of the business, the Company was also positioned to achieve new levels of profitability in the upturn in 2010 after reducing the operational breakeven point by about $450 million. Sales levels in 2010 were approximately the same as 2008, yet the operating profit and adjusted net earnings more than doubled compared to 2008. The adjusted net earnings achieved during 2010 was approximately 275% of budget.

Based on the outstanding results in 2010, the cash performance-based bonuses for our Named Executive Officers for 2010 are significantly higher than their annual target bonuses. Furthermore, the Compensation Committee approved a special grant of restricted stock units to Dr. Paul for his role in guiding the Company through the recession and the extraordinary cash generation during 2009.

Also during 2010, Vishay’s management successfully completed the spin-off of Vishay Precision Group, Inc., through a tax-free distribution to stockholders. Following the spin-off, Vishay Intertechnology is a more competitive, pure-play discrete electronic components company. The spin-off has better enabled both companies to focus on their core businesses, and has greatly enhanced stockholder value. Dr. Paul, Dr. Yahalomi, and Mr. Marc Zandman each received a $500,000 bonus for the successful completion of this transaction.

Vishay’s management also capitalized on favorable credit market conditions and our business performance during 2010 to secure new financing and by repurchasing shares of our common stock, further enhancing stockholder value. Total stockholder return from December 31, 2008 to December 31, 2010, assuming that a stockholder continued to hold the stock of Vishay Precision Group received in the spin-off, is 370% (352% assuming the stockholder sold shares of VPG at the date of the spin-off), and has continued to grow in 2011. This rate of return greatly outpaces our peers, the S&P MidCap 400 (of which we are a component), and the broader S&P 500.

Our employment agreements with our Named Executive Officers provide incremental compensation in the event of termination. Generally, Vishay does not provide any severance or other benefits specifically upon a change in control. In light of the longstanding tenure of Dr. Paul and Mr. Marc Zandman and to ease transition upon retirement of these executives, in 2010, the Compensation Committee determined to extend the termination benefits for these executives to include termination through normal retirement. These modifications of the employment agreements represent a defined retirement benefit for Dr. Paul and Mr. Marc Zandman. As these benefits represent new retirement benefits, the entire present value for these benefits is included in 2010 compensation, although none of it was received by the executives during 2010.

Similarly, certain post-employment medical benefits were added to Dr. Yahalomi’s employment agreement during 2010 (to make his agreement consistent with the other Named Executive Officers), and the entire present value for this benefit is included in 2010 compensation though none of it was received in 2010.

Dr. Zandman’s employment arrangement reflects his unique position as a founder and executive chairman. As a result of the 2009 amendment and restatement of his employment agreement, Dr. Zandman’s right to receive substantial royalty payments upon the termination of his employment in certain circumstances was eliminated and replaced with a series of significantly reduced payments payable to him in six annual installments. The 2009 Agreement was the result of an extensive analysis (which included engagement by the Compensation Committee of its own consultants and legal counsel) and negotiation between the Compensation Committee and Dr. Zandman. The Compensation Committee determined that the modifications were in the best interests of the Company and its stockholders because they eliminated the substantial contingent liability represented by the royalty payments, including a possible gross up if the royalties became payable in connection with a change of control and were deemed subject to Section 4999 of the Internal Revenue Code. This large contingent liability was considered a possible impediment to potential strategic transactions. These possible consequences were deemed of particular concern during a time of unprecedented disruption that was being experienced in the global markets. The modifications to Dr. Zandman’s employment agreement were not considered and approved, however, in response to any specific transaction then under consideration by the Company.

The Board of Directors believes that our executive compensation program is appropriately designed to support the Company’s long-term success by achieving the following objectives: attracting and retaining talented senior executives, tying executive pay to Company and individual performance, supporting our annual and long-term business strategies, and aligning executives’ interests with those of the stockholders. Accordingly, the Board of Directors recommends that you vote FOR approval of the compensation of our Named Executive Officers (see Proposal Three).

The Board of Directors also recommends that you vote to hold an advisory vote on executive compensation TRIENNIALLY (every three years) (see Proposal Four). One of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests. Accordingly, we grant stock awards with multi-year vesting periods and our performance-based RSUs vest based on three-year performance results to encourage our officers to focus on long-term performance. A triennial vote would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually. This year’s meeting will be held on June 1, 2011. There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors is seeking your proxy to vote on these items. This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions. Throughout this proxy statement, we will refer to ourselves as “Vishay Intertechnology, Inc.,” “Vishay,” “we,” “our,” or the “Company.”

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy. When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established April 4, 2011 as the record date for the 2011 annual meeting.

What is the difference between “Stockholders of Record” and “Beneficial Owners”?

If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the “Stockholder of Record.” The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “Beneficial Owner” of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors’ recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board of Directors (the “Board”) recommends a vote
  FOR the election of four directors to hold office for terms of three years and until their successors are duly elected and qualified (see Proposal One);

  FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2011 (see Proposal Two);

  FOR an advisory (non-binding) approval of the compensation of the Company’s executive officers as disclosed in the ‘Compensation and Discussion Analysis’ section contained in this proxy statement (see Proposal Three); and

  For the advisory vote on executive compensation to be held TRIENNIALLY (see Proposal Four).
Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock. On the record date, there were 151,969,575 shares of common stock and 13,452,549 shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business. As set forth in Vishay’s by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting. Abstentions are regarded as voted shares and will have the same effect as a vote “AGAINST” Proposals Two and Three and “AGAINST” all alternatives of Proposal Four. Abstentions will have no effect on the election of directors under Proposal One.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange (“NYSE”). Under the NYSE rules, a broker is permitted to vote shares on routine matters, which include ratifying the appointment of independent auditors but do not include the election of directors, advisory votes on executive compensation, advisory votes on the frequency of stockholders’ advisory votes of executive compensation, or stockholder proposals. Accordingly, brokers may vote in their discretion only on Proposal Two. For your vote to be counted in the election of directors under Proposal One and executive compensation advisory votes in Proposals Three and Four, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Because the Company has a plurality voting standard for the election of directors, and because the other proposals will be determined by a majority of votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals.

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:
  Proposal One. The election of four directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.

  Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2011 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

  Proposal Three. The advisory approval of the compensation of the Company’s executive officers as disclosed in the “Compensation and Discussion Analysis” section of this proxy statement requires a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

  Proposal Four. The advisory vote on the frequency of the advisory vote on executive compensation requires a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy. If none of the alternatives receive a majority vote, the frequency selected by stockholders on an advisory basis will be determined by a plurality of votes.
How do I vote my shares? Can I vote electronically?

Please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote “FOR ALL” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal One, or you may vote for only some of the nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals Two and Three. You may vote “TRIENNIALLY,” “BIANNUALLY,” “ANNUALLY” or “ABSTAIN” on Proposal Four.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:
  sign and timely return another proxy card bearing a later date; or

  provide written notice of the revocation to Vishay’s Corporate Secretary; or

  attend the annual meeting and vote in person.
If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the enclosed proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the ratification of the independent registered public accounting firm to be a routine matter. On this matter, your broker or nominee can vote your street name shares on this item even though you have not provided voting instructions, or chose not to vote your shares on this matter.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay’s shares or voting power?

Dr. Felix Zandman, Founder, Executive Chairman of the Board of Directors, and Chief Technical and Business Development Officer of Vishay, directly, beneficially, and as voting trustee under a voting trust agreement, has sole or shared voting power over 46.7% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock and intends to vote FOR ALL nominees, FOR Proposals Two and Three, and for TRIENNIALLY for Proposal Four.

According to filings made with the Securities and Exchange Commission (“SEC”), LSV Asset Management, BlackRock, Inc., The Bank of New York Mellon Corporation, The Vanguard Group, and Dimensional Fund Advisors LP each own greater than 5% of Vishay’s outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management” for more information. LSV Asset Management, BlackRock, Inc., The Bank of New York Mellon Corporation, The Vanguard Group, and Dimensional Fund Advisors LP have not indicated their intentions to Vishay regarding matters to be voted on at the annual meeting.

Who paid to send me the proxy materials?

Vishay is required to make these materials available to you. SEC rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2011 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about April 12, 2011. The proxy materials will be posted on the Internet, at ir.Vishay.com, no later than the day we begin mailing the Notice.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. If you receive a Notice, you will not receive a paper or electronic copy of the proxy materials unless you request one, using the procedure described in the Notice and on Vishay’s investor relations website. You may also elect to receive the Notice for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

The cost of solicitation of proxies will be borne by Vishay. The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer (“CEO”). The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and its stockholders. The Board’s primary responsibilities include:
  Review of Vishay’s performance, strategies, and major decisions;

  Oversight of Vishay’s compliance with legal and regulatory requirements and the integrity of its financial statements;

  Oversight of management, including review of the CEO’s performance and succession planning for key management roles;

  Oversight of risk management; and

  Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.
Additional description of the Board’s responsibilities is included in our Corporate Governance Principles document, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website. These include:
  Corporate Governance Principles

  Code of Business Conduct and Ethics

  Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers

  Audit Committee Charter

  Nominating and Corporate Governance Committee Charter

  Compensation Committee Charter

  Strategic Affairs Committee Charter

  Policy on Director Attendance at Annual Meetings

  Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors

  Procedures for Securityholders’ Submissions of Nominating Recommendations

  Securityholder Communications with Directors and Interested Party Communication with Non-Management Directors

  Whistleblower and Ethics Hotline Procedures

  Related Party Transaction Policy
To view these documents, access ir.Vishay.com and click on “Corporate Governance.” Any of these documents can be obtained in print by any stockholder upon written request to Vishay’s investor relations department.

We intend to post any amendments to or any waivers from, a provision of our Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers on our website.

What is the composition of our Board of Directors?

Vishay has a staggered Board of Directors divided into three classes. The number of directors is fixed by the Board of Directors, subject to a maximum of fifteen directors as provided in the Company’s charter documents. There are currently eleven members of the Board. As described in Proposal One, four directors will be elected to Class II for a term expiring at the annual meeting of stockholders in 2014. Biographical information on each of the directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board of Directors has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with Vishay. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Vishay and its stockholders. The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.

Accordingly, the Board has concluded that Frank Dieter Maier, Eliyahu Hurvitz, Dr. Abraham Ludomirski, Wayne M. Rogers, Ronald Ruzic, and Thomas Wertheimer qualify as independent directors. Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2010?

The Board of Directors met 11 times during the year ended December 31, 2010. In 2010, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served, except for Mr. Hurvitz. Mr. Hurvitz attended only 36% of such meetings in 2010 due to a medical condition. Mr. Hurvitz has attended or participated via telephone in 80% of meetings of the Board and Committees on which he serves since November 30, 2010 (including meetings held in 2011), and expects to continue regular participation going forward. In those instances when Mr. Hurvitz has been unable to attend meetings of the Board or the Committee on which he serves, he has communicated in advance his views on the matters to be discussed to the Chairman of the Board or to other directors, in order to assure that his point of view on these matters will be known to the directors. Information regarding Vishay’s policy on director attendance at annual meetings of stockholders and the number of directors attending last year’s annual meeting may be found on our website at ir.Vishay.com.

What is the role of the Board’s Committees?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, a Compensation Committee, and a Strategic Affairs Committee, each of which is described below. Copies of all committee charters are available on our website and in print upon request.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent permitted by Delaware law. The current chairman of the Committee is Dr. Felix Zandman.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay’s Related Party Transactions Policy; and performing other related functions specified in the Committee’s charter. The current chairman of the Committee is Dr. Abraham Ludomirski.

Audit Committee - The functions of the Audit Committee include overseeing Vishay’s accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter. The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE. All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and Mr. Thomas Wertheimer, the chairman of the Committee, qualifies as an audit committee financial expert under the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer and, based on this evaluation, determining and approving the compensation of the Chief Executive Officer; making recommendations to the Board with respect to compensation of our other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Committee’s charter. The Compensation Committee is authorized, within the limits of the 2007 Stock Incentive Program (the “2007 Program”) of Vishay, to determine the individuals who are to receive grants, including stock, stock options, restricted stock and restricted stock units (“RSUs”), and the vesting requirements with respect to those grants, and to administer and interpret the plan. Mr. Wayne Rogers is the chairman of this committee. Also see “Executive Compensation.”

Strategic Affairs Committee – The functions of the Strategic Affairs Committee include advising and making recommendations to the Board and management with respect to potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring and other strategic initiatives, and considering and negotiating on behalf of the Company strategic initiatives involving the Company’s management with respect to which actual or perceived conflicts may exist with management directors. The current chairman of the Committee is Mr. Wayne Rogers. During 2010, the Strategic Affairs Committee was principally involved in the spin-off of Vishay Precision Group, Inc. (“VPG”) into a separate, publicly-traded company.

The chairman of the Strategic Affairs Committee presides at the executive sessions of the Board’s non-management directors.

What is the Board’s leadership structure and role in risk oversight?

The Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time it may be in the best interests of the Company. The Board separated the positions of Chairman and Chief Executive Officer in 2004 when the Company’s founder and Chairman, Dr. Zandman, stepped down from his position as our Chief Executive Officer to focus mainly on technical and business development issues. At the current time, the Board believes this is the optimal structure. Dr. Zandman remains significantly involved with the Company’s strategic direction as our Executive Chairman and Chief Technical and Business Development Officer. Because Dr. Zandman continues to provide the Company with strategic and creative vision, the Company believes that it is appropriate that he serve as Executive Chairman. At the same time, the active membership of Dr. Paul, our Chief Executive Officer, on the Board assures our Board of the benefit of his comprehensive knowledge of the Company's business, operations, industry environment and competitive challenges.

Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. Although the Board is ultimately responsible for risk oversight at the Company, the Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus.
  The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures.

  The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel.

  The Strategic Affairs Committee reviews, advises and consults with management regarding our risk management strategies, as well as potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring other strategic initiatives, and issues that require independent arms-length decisions.

  The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.
Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise the Company’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Members of the Company’s senior management regularly attend Board and committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

The following table summarizes the composition of these committees as of April 4, 2011:

			Nominating and		Strategic
	Executive	Audit	Corporate Governance	Compensation	Affairs
	Committee	Committee	Committee	Committee	Committee
(1)
Dr. Felix Zandman	C	–	–	–	–
Marc Zandman	M	–	–	–	–
Frank Dieter Maier	–	M	–	–	M
Eliyahu Hurvitz	–	–	M	–	–
Dr. Abraham Ludomirski	–	–	C	M	–
Dr. Gerald Paul	M	–	–	–	–
Wayne M. Rogers	–	–	–	C	C
Ronald Ruzic	–	M	M	–	–
Ziv Shoshani (2)	–	–	–	–	M
Thomas C. Wertheimer	–	C	–	M	M
Ruta Zandman	–	–	–	–	–
Number of Meetings during 2010	0	12	3	17	23
____________________

(1)	The Executive Committee meets informally throughout the year to discuss various business issues; informal meetings are not included in the number of meetings disclosed above.

(2)	Mr. Shoshani was an employee and member of the Executive Committee until July 6, 2010, the date of the VPG spin-off. Mr. Shoshani became a member of the Strategic Affairs Committee on October 20, 2010.

C-Chairman M-Member

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body. Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for re-election and, if re-elected, to continue their service on the Board. If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage a search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee sets the fees and scope of engagement. The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates. The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay and whether the stockholders intend to continue holding that interest through the annual meeting date.

What qualifications must a director have?

Under a policy formulated by our Nominating and Corporate Governance Committee, we require that all candidates for director be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing Vishay; and have adequate time to devote to serve on the Board of Directors. A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power. Additionally, directors may not stand for re-election after the age of 75 unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived. This policy does not apply to Dr. Zandman or any person who controls more than 20% of the voting power of the Company. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the industries in which we operate. Additionally, while the Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, the benefits of board diversity are considered in the nominations process, including diversity of background and experience. A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website.

Can I recommend a nomination for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on our website. For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website. In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder’s ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date. Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered. Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year. Each nominating recommendation must be accompanied by the information called for by our “Procedures for Securityholders’ Submission of Nominating Recommendations,” which is posted on our website. This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com. Communications should not exceed 1,000 words.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a stockholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications addressed to directors may, at the direction of the directors, be shared with Vishay’s management.

DIRECTOR COMPENSATION

For 2010, our non-employee directors each received a cash retainer of $30,000 for serving on the Board of Directors, plus a cash fee of $2,500 for each individual Board or Committee meeting attended in person, and $1,000 for each Board or Committee meeting attended telephonically.

Our non-employee directors also each received an annual grant of 10,000 RSUs on March 18, 2010. Following the spin-off of Vishay Precision Group on July 6, 2010, Mr. Shoshani assumed the role of a non-employee director. He received a grant of 5,000 RSUs on December 10, 2010 in recognition of his new position on the Board. Frank Dieter Maier received 7,500 RSUs upon election to the Board in April 2010.

Beginning in 2011, our non-employee directors will be compensated as follows:
  An annualized cash retainer of $55,000, paid in two semi-annual installments;

  An additional $10,000 for service on each of the Compensation, Strategic Affairs, or Audit Committees;

  An additional $5,000 for service on the Nominating and Corporate Governance Committee;

  An additional $5,000 for each Committee chair; and

  On the first stock trading day of each year, an annual grant of 10,000 RSUs vesting in 3 years or ratably upon earlier cessation of service.
Board members will no longer receive a per-meeting fee.

The following table provides information with respect to the compensation paid or provided to the Company’s non-management directors during 2010:

	Fees Earned and
Name	Paid in Cash	Stock Awards (1)	Total
Zvi Grinfas (2)	$78,000	$7,310	$85,310
Eliyahu Hurvitz	34,000	108,300	142,300
Dr. Abraham Ludomirski	84,000	108,300	192,300
Frank Dieter Maier (3)	31,433	79,650	111,083
Wayne M. Rogers	61,000	108,300	169,300
Ronald Ruzic	54,500	108,300	162,800
Ziv Shoshani (4)	17,500	75,150	92,650
Thomas C. Wertheimer	90,000	108,300	198,300
____________________

(1)	Amounts represent the fair value of the RSUs granted. The grant-date fair value is recognized for accounting purposes over the respective vesting periods.

(2)	Mr. Grinfas resigned effective May 31, 2010. The value of stock awards in the table includes only those RSUs granted in 2010 that vested prior to his resignation.

(3)	Mr. Maier joined the Board of Directors on April 19, 2010.

(4)	Mr. Shoshani assumed the role of a non-employee director following the spin-off of Vishay Precision Group on July 6, 2010.

Mrs. Ruta Zandman is employed by Vishay as a public relations associate and accordingly receives no compensation for her service on the Board of Directors. Mrs. Zandman’s salary for 2010 was $25,000. Mrs. Zandman does not participate in any of Vishay’s retirement or incentive compensation programs.

Mr. Ziv Shoshani was employed by Vishay Intertechnology as Executive Vice President – Vishay Precision Group, prior to the spin-off of Vishay Precision Group on July 6, 2010. Previously, Mr. Shoshani had been Chief Operating Officer of Vishay Intertechnology until November 1, 2009. For the period he was employed by Vishay, Mr. Shoshani was compensated pursuant to his 2004 employment agreement. See “Executive Compensation.”

PROPOSAL ONE

ELECTION OF DIRECTORS

Four directors will be elected to Class II for a term expiring at the annual meeting of stockholders in 2014.

Eliyahu Hurvitz, Dr. Abraham Ludomirski, Wayne M. Rogers, and Ronald Ruzic are the nominees for election as Class II Directors for terms of three years, expiring at the 2014 annual meeting of stockholders. Each of the nominees is currently a member of the Board and has consented to serve if elected.

If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

Directly, through family trusts, and as voting trustee under a voting trust agreement, Dr. Felix Zandman, our Executive Chairman and Chief Technical and Business Development Officer, has sole or shared voting power over substantially all of the outstanding Class B common stock. While holders of common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of votes cast by holders of common stock who are unaffiliated with Dr. Zandman when they last stood for election at an annual meeting of stockholders. Mr. Ronald Ruzic will first stand for election at the 2011 annual meeting of stockholders, because he was elected by the Board of Directors to fill a vacancy in January 2009.

The following table summarizes the current directors:

Name	Age	Director Since	Term Expiring
Nominees for Election as
Class II Directors:

Eliyahu Hurvitz	78	1994	2014
Dr. Abraham Ludomirski	58	2003	2014
Wayne M. Rogers	78	2006	2014
Ronald Ruzic	72	2009	2014

Class III Directors:

Ziv Shoshani (1)	44	2001	2012
Thomas C. Wertheimer	70	2004	2012
Marc Zandman (1)(3)	49	2001	2012
Ruta Zandman (1)	73	2001	2012

Class I Directors:

Dr. Felix Zandman (1)(2)	82	1962	2013
Dr. Gerald Paul	62	1993	2013
Frank Dieter Maier	73	2010	2013
____________________

(1)	Dr. Felix Zandman and Ruta Zandman are married. Marc Zandman is their son and Ziv Shoshani is their nephew.

(2)	Executive Chairman of the Board.

(3)	Vice Chairman of the Board.

Nominees for Election as Class II Directors – Terms Expiring 2014

Eliyahu Hurvitz was Chairman of the Board of Teva Pharmaceutical Industries Ltd., a leading generic pharmaceutical company, until March 2010. He was President and Chief Executive Officer of Teva from 1976 to 2002 when he stepped down from these positions. He serves as Chairman of the Board of The Israel Democracy Institute (IDI), Chairman of the Board of Neuro Survival Technologies Ltd., an Israeli molecular imaging and drug development company, Chairman of the Board of Pontifax Management (G.P) Ltd., a venture capital firm, and Chairman of the Board of Protalix BioTherapeutics, Inc., a biotechnology company. He was a member of the Belfer Center for Science and International Affairs at John F. Kennedy School of Government at Harvard University from 2002 until 2005. Having built Teva into Israel’s largest public company, Mr. Hurvitz brings to the Board a wealth of public company experience and insight.

Dr. Abraham Ludomirski is the founder and, for more than the past five years, managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices. He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high-tech company specializing in miniature electronics and optical and video systems, and serves on the board of directors of Medison, Trig Medical, Deep Breeze and Canfite. Dr. Ludomirski earned his M.D. at the Sackler Tel-Aviv University Medical School, specializing in OBGYN and completed his fellowship at the University of Pennsylvania in maternal fetal medicine. In addition to his general familiarity with corporate affairs and governance, Dr. Ludomirski’s work in the high-tech venture capital and medical fields gives him a valuable perspective on investment in innovative technologies.

Wayne M. Rogers is an investor and regular stock commentator and analyst on Fox News Channel. He is presently Chairman of Wayne M. Rogers & Co, an investment strategy firm, CEO and Chairman of Stop-N-Save, LLC, which owns and operates convenience stores, and Chairman of the Board of Kleinfeld, the famous wedding dress emporium in New York. Mr. Rogers possesses extensive knowledge of corporate finance and insight with respect to mergers and acquisitions as well as general economic, business, and market trends.

Ronald Ruzic was Executive Vice President of BorgWarner Inc. since 1992 and Group President of BorgWarner Automotive Inc. since 1989. Previously, he held various executive positions with BorgWarner. After joining BorgWarner in 1968 as a senior manufacturing engineer for its subsidiary Morse Chain, Mr. Ruzic progressed through engineering and management positions and managed various BorgWarner operations in Italy, Mexico, Germany and the United States. Mr. Ruzic formerly served on the boards of directors of Guilford Mills Inc., AG Kühnle Kopp & Kausch, Magneti Marelli S.p.A. and Citation Corporation. Mr. Ruzic brings to the Board many years’ experience with the management and technical challenges facing complex, multi-national businesses such as the Company.

Under the Company’s Corporate Governance Principles, directors may not stand for election or re-election after the age of 75, unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived. Prior to their nomination for re-election in 2011, the Board made such a determination with respect to Messrs. Hurvitz and Rogers. This policy does not apply to Dr. Zandman or any person who controls more than 20% of the voting power of the Company.

The Board of Directors recommends that you vote “FOR ALL” the nominees as directors.

Class III Directors – Terms Expiring 2012

Ziv Shoshani is Chief Executive Officer and President, and a member of the board of directors of Vishay Precision Group, Inc., an independent, publicly-traded company spun off from Vishay in 2010. Mr. Shoshani was Chief Operating Officer of Vishay from January 1, 2007 to November 1, 2009, and had been Executive Vice President of Vishay from 2000 until the date of the spin-off, with various areas of responsibility, including Executive Vice President of the Capacitors and the Resistors businesses, as well as heading the Measurements Group and Foil Divisions. Mr. Shoshani was employed by Vishay Intertechnology, Inc. from 1995 to 2010, and has been a member of the Vishay Intertechnology, Inc. Board of Directors since 2001. Mr. Shoshani is a nephew of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer.

Thomas C. Wertheimer is an independent financial and accounting consultant. Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP. In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm’s national office. From 2003 until 2007, Mr. Wertheimer was a consultant for the Public Company Accounting Oversight Board (PCAOB). He is also a director of Fiserv, Inc., an information management and service provider, and Xinyuan Real Estate Co., Ltd., a residential real estate developer in China. Mr. Wertheimer brings to the Board extensive knowledge and experience in accounting, finance, risk management and public company oversight.

Marc Zandman has been Vice Chairman of the Board since 2003, a Director of Vishay since 2001, and President of Vishay Israel Ltd. since 1998. Mr. Zandman was appointed Chief Administration Officer as of January 1, 2007. Mr. Zandman was Group Vice President of Vishay Measurements Group from 2002 to 2004. Mr. Zandman has served in various other capacities with Vishay since 1984. Mr. Zandman has served as the non-executive Chairman of the Board of Directors of Vishay Precision Group since the spin-off from Vishay on July 6, 2010. He is the son of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer. As Chief Administration Officer, Mr. Zandman has a breadth of knowledge concerning the Company’s businesses generally and specifically with respect to the management of its human resources and information technology, as well as close familiarity with the Company’s Israel operations where the Company conducts significant research and development and manufacturing activities.

Ruta Zandman has been employed by Vishay since October 1993 as a Public Relations Associate. She is the wife of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer, and usually accompanies Dr. Zandman as a representative of Vishay. Mrs. Zandman has shared or has contingent voting power over approximately 27.9% of the Company’s total voting power, for which it is deemed appropriate that she serve as a member of the Company’s Board.

Class I Directors – Terms Expiring 2013

Dr. Felix Zandman is a founder of Vishay, and has been Executive Chairman of the Board since 1989 and a Director since Vishay’s inception in 1962. In addition to his position as Executive Chairman, Dr. Zandman became Chief Technical and Business Development Officer on January 1, 2005. Dr. Zandman was Chief Executive Officer of Vishay from its inception in 1962 through December 31, 2004, when Dr. Gerald Paul was appointed Chief Executive Officer. Dr. Zandman was President of Vishay from its inception through March 1998. As the founder of the Company, Dr. Zandman brings to the Board intimate familiarity with the Company’s businesses, technologies and the industries in which it competes, as well as the strategic and creative vision that has driven the Company’s success.

Dr. Gerald Paul was appointed Chief Executive Officer effective January 1, 2005. Dr. Paul has served as a Director of Vishay since 1993, and has been President of Vishay since March 1998. Dr. Paul also was Chief Operating Officer from 1996 to 2006. Dr. Paul previously was an Executive Vice President of Vishay from 1996 to 1998, and President of Vishay Electronic Components, Europe from 1994 to 1996. Dr. Paul has been Managing Director of Vishay Electronic GmbH, a subsidiary of Vishay, since 1989. Dr. Paul has been employed by Vishay and a predecessor company since 1978. Dr. Paul possesses extensive experience with the Company, the most detailed knowledge of our operations, including the integration of acquired companies, and a proven understanding of the challenges facing the Company in all aspects of the business cycle.

Frank Dieter Maier was Managing Director of TEMIC GmbH where he was responsible for the development and concentration of electronic activities within Daimler, including the operations of 26 semiconductor and automotive electronics plants until 2002. He currently serves as Deputy Chairman of the Board of Directors of Varta Microbattery GmbH, Chairman of the Board of Directors and member of the Advisory Council of BASIC AG, and a director of Preh GmbH; and was a member of the Advisory Council of BMK GmbH until 2010. Mr. Maier’s prior business experience has given him in-depth knowledge of and experience in semiconductors and passive electronic components.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting in accordance with standards of the PCAOB, and issuing a report thereon. It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP: (a) the audited financial statements for the fiscal year ended December 31, 2010; (b) the effectiveness of our internal control over financial reporting; and (c) discussed with the independent registered public accounting firm matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the PCAOB in AU Section 380. These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management. The Audit Committee received from the independent registered public accounting firm written disclosures regarding the firm’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the firm’s independence. The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2010 did not impair the independent registered public accounting firm’s independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2009 and 2010 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas C. Wertheimer, Chairman
Frank Dieter Maier
Ronald Ruzic

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm. The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011, as well as to audit the effectiveness of our internal control over financial reporting. Ernst & Young LLP has served as our independent registered public accounting firm since 1968. Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings); acquisition or disposition related diligence activities; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; domestic and international tax planning and compliance; and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2010 and 2009. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.

	2010	2009
Audit fees	$5,200,000	$5,200,000
Audit-related fees	2,000,000	1,600,000
Tax fees	1,000,000	1,300,000
All other fees	100,000	100,000
Total fees	$8,300,000	$8,200,000

Audit fees. These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees. These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay’s financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans. The audit-related fees are principally related to the stand-alone audit of the carve-out financial statements of Vishay Precision Group, Inc. for the years ended December 31, 2009, 2008 and 2007, as required to complete the spin-off.

Tax fees. These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions. They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees. These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in 2010 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote “FOR”
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On April 4, 2011, Vishay had outstanding 151,969,575 shares of common stock, each of which entitles the holder to one vote, and 13,452,549 shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each “Named Executive Officer” identified under “Executive Compensation,” (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.

	Common Stock				Class B Common Stock
			Right to
			Acquire
			Ownership
		Restricted	Under
		Stock Units	Options
		Scheduled to	Exercisable
	Shares of	Vest within 60	within 60	Percent of	Shares of		Percent of	Voting
Name	Stock	days	days	Class	Stock		Class	Power
Directors and Executive Officers
Dr. Felix Zandman	42,153	15,466	154,669	*	13,361,316	(1)	99.3%	46.7%
Frank Dieter Maier	600	-	-	*	-		-	*
Eliyahu Hurvitz	35,996	-	-	*	-		-	*
Dr. Abraham Ludomirski	25,000	-	-	*	-		-	*
Dr. Gerald Paul	90,004	10,310	25,778	*	-		-	*
Wayne M. Rogers	45,342	-	-	*	-		-	*
Ronald Ruzic	16,000	-	-	*	-		-	*
Ziv Shoshani	3,251	-	-	*	-		-	*
Thomas C. Wertheimer	25,400	-	-	*	-		-	*
Dr. Lior Yahalomi	-	-	-	*	-		-	*
Marc Zandman	7,610	1,841	18,413	*	1,500	(2)	*	*
Ruta Zandman	1,159	-	-	*	8,000,100	(3)	59.5%	27.9%

All Directors and Executive Officers
as a group (12 Persons)	292,515	27,617	198,860	*	13,362,816		99.3%	46.7%
c/o Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355

LSV Asset Management. (4)	9,404,816	-	-	6.2%	-		-	3.3%
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606

BlackRock, Inc. (5)	15,887,802	-	-	10.5%	-		-	5.5%
40 East 52nd Street
New York, NY 10022

Bank of New York Mellon Corp (6)	10,124,334	-	-	6.7%	-		-	3.5%
One Wall Street, 31st Floor
New York, New York 10286

Dimensional Fund Advisors, LP (7)	8,675,021	-	-	5.7%	-		-	3.0%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

The Vanguard Group, Inc. (8)	8,423,313	-	-	5.5%	-		-	2.9%
100 Vanguard Blvd.
Malvern, PA 19355
____________________

*	Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)
Includes 616,734 shares of Class B common stock directly owned by Dr. Felix Zandman; 8,000,100 shares held in family trusts, of which Dr. Zandman is the trustee and over which Dr. Zandman shares voting and dispositive control; and 4,744,482 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control. The shares held in the voting trust consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 1,610,408 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of Vishay.

(2)	Includes 750 shares of Class B common stock directly owned by Marc Zandman and 750 shares of Class B common stock owned by Marc Zandman’s minor child.

(3)
Includes the same 8,000,100 shares of Class B common stock held in family trusts, of which Dr. Felix Zandman is the trustee and over which Mrs. Zandman shares voting and dispositive control with Dr. Zandman. Excludes 616,734 shares of Class B common stock directly owned by Dr. Zandman; however, Mrs. Zandman has the authority to vote Dr. Zandman’s directly owned Vishay shares in the event of his incapacity.

(4)
Based on information provided in a Schedule 13G filed on February 9, 2011 by LSV Asset Management. According to the Schedule 13G, LSV Asset Management may be deemed to have sole power to vote or direct the vote with respect to 9,404,816 shares of common stock; and sole power to dispose or direct the disposition with respect to 9,404,816 shares.

(5)
Based on information provided in a Schedule 13G filed on January 10, 2011 by BlackRock, Inc. According to the Schedule 13G, BlackRock, Inc. may be deemed to have sole power to vote or direct the vote with respect to 15,887,802 shares of common stock; sole power to dispose or direct the disposition with respect to 15,887,802 shares.

(6)
Based on information provided in a Schedule 13G filed on February 4, 2011 by The Bank of New York Mellon Corporation. According to the Schedule 13G, The Bank of New York Mellon Corporation may be deemed to have sole power to vote or direct the vote with respect to 9,011,965 shares of common stock, and shared power to vote or direct the vote with respect to 5,200 shares; and sole power to dispose or direct the disposition with respect to 9,715,648 shares, and shared power to dispose or direct the disposition with respect to 26,260 shares.

(7)
Based on information provided in a Schedule 13G filed on February 11, 2011 by Dimensional Partners, LP. According to the Schedule 13G, Dimensional Partners, LP may be deemed to have sole power to vote or direct the vote with respect to 8,498,166 shares of common stock; sole power to dispose or direct the disposition with respect to 8,675,021 shares.

(8)
Based on information provided in a Schedule 13G filed on February 10, 2011 by The Vanguard Group, Inc. According to the Schedule 13G, The Vanguard Group, Inc. may be deemed to have sole power to vote or direct the vote with respect to 118,488 shares of common stock, and sole power to dispose or direct the disposition with respect to 8,304,825 shares, and shared power to dispose or direct the disposition with respect to 118,488 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC. Copies of these reports are also required to be supplied to Vishay. Vishay believes, based solely on a review of the copies of such reports received, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2010, except that Mr. Shoshani did not timely file a Form 4 for the receipt of shares upon redemption of phantom stock units granted to him while he was employed by the Company. The Form 4 related to this transaction was filed on December 14, 2010.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2010 an officer or employee of Vishay or any of the Company’s subsidiaries nor was any such person a former officer of Vishay or any of the Company’s subsidiaries. In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company’s executive officers serves on the board of directors.

EMERGING FROM THE ECONOMIC CRISIS

Vishay emerged from the economic crisis of 2008 and 2009 as a stronger, more focused company. In 2010, sales returned to pre-crisis levels, but reduced fixed costs and greatly increased efficiencies in all divisions allowed Vishay to achieve significantly improved profitability with significant cash flow generation. Even throughout the crisis, Vishay continued to generate cash from operations.

During the crisis, Vishay was fundamentally restructured and positioned to achieve new levels of profitability in the economic upturn in 2010. During 2010, we also completed the spin-off of Vishay Precision Group, Inc., secured new financing, and repurchased 21.7 million shares of our common stock, further enhancing stockholder value.

Gross margin in 2010 improved to its highest level since 2000, or 30% (compared to 19% in 2009 and 21% in 2008). Adjusted net earnings for 2010 were $299.6 million ($1.58 per share), compared to $3.3 million ($0.02 per share) in 2009 and $85.6 million ($0.45 per share) in 2008. (See reconciliation of adjusted net earnings and adjusted net earnings per share on page 27. This information should be read in conjunction with the “Management’s Discussion and Analysis” presented in our Annual Report on Form 10-K for the year ended December 31, 2010, incorporated by reference herein.) Cash generated from operations was $545.3 million in 2010, compared to $290.4 million in 2009, and $268.4 million in 2008. These significantly improved operating results were also reflected in our stock performance.

Total stockholder return, from December 31, 2008 to December 31, 2010, is 370%, assuming that a stockholder continued to hold the stock of Vishay Precision Group received in the spin-off (352% assuming a stockholder sold shares of VPG at the date of the spin-off), and has continued to grow in 2011 through the date of this proxy statement. This rate of return greatly outpaces our peers, the S&P MidCap 400 (of which we are a component), and the broader S&P 500. (This information should be read in conjunction with the “Stock Performance Graph” presented in Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2010, incorporated by reference herein.)

The graph below shows the per share value to our stockholders at each quarter end date since December 31, 2008, and at the VPG spin-off date. The graph below assumes that a stockholder continued to hold the stock of Vishay Precision Group received in the spin-off.

____________________

(a)	July 6, 2010 is the date of the spin-off of VPG.

(b)	The value ascribed to Vishay Precision Group following the spin-off represents the trading price of VPG common stock divided by the 1/14 distribution ratio.

(c)	This information should be read in conjunction with the “Stock Performance Graph” presented in Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2010. As indicated on the Stock Performance Graph, $100 invested in Vishay Intertechnology common stock at December 31, 2005 would have a value of $115.99 on December 31, 2010.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

The Named Executive Officers of Vishay (the “Named Executive Officers”), along with their respective ages and positions with Vishay, as of April 4, 2011, are as follows:

Name	Age	Position
Dr. Felix Zandman*	82	Executive Chairman of the Board, Chief Technical and Business
		Development Officer
Dr. Gerald Paul*	62	Chief Executive Officer, President and Director
Marc Zandman*	49	Vice Chairman of the Board, Chief Administration Officer, President –
		Vishay Israel Limited
Dr. Lior Yahalomi	52	Executive Vice President and Chief Financial Officer
____________________

*	Biography is provided with Board of Directors.

Dr. Lior Yahalomi was appointed Executive Vice President and Chief Financial Officer of the Company effective September 1, 2008. Dr. Yahalomi has been employed by the Company since 2006 and was Senior Vice President – Mergers and Acquisitions, from June 2006 to September 2008. Dr. Yahalomi held several executive positions in the technology, financial services, and venture capital industries, including Managing Partner of CMGI’s @Ventures Technology Fund, Vice President for New Ventures of Gateway, and Senior Vice President for Global Business Development of a business unit of GE Capital. He is also a Leadership Board Member of the Global Consulting Practicum at the Wharton School of the University of Pennsylvania.

Mr. Ziv Shoshani served as Executive Vice President – Vishay Precision Group prior to the spin-off of VPG on July 6, 2010. Following the spin-off, Mr. Shoshani serves as a non-employee director. His biography is included with the biographies of the Board of Directors in Proposal One.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Compensation Discussion and Analysis.”

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the Chief Executive Officer, recommending to the Board of Directors the compensation of other executive officers, and administering Vishay’s incentive compensation and equity based plans. Other than with respect to the Chief Executive Officer, the Board of Directors makes the final determination with respect to compensation of Vishay’s Named Executive Officers. This section of the proxy statement explains how our executive compensation is designed with respect to our Named Executive Officers.

Following the unprecedented disruption in the global economy that began in the latter half of 2008 and continued into 2009, during which base salaries were frozen, cash bonuses were suspended, and no equity instruments were granted, Vishay experienced a significant upturn in 2010. Management’s quick response to this unprecedented crisis allowed the Company to generate cash from operations during each fiscal quarter of the crisis, which continued during the economic upturn in 2010. Vishay emerged from the economic crisis as a stronger, more focused company. Following a fundamental restructuring of the business, the Company was also positioned to achieve new levels of profitability in the upturn in 2010 after reducing the operational breakeven point by about $450 million. Sales levels in 2010 were approximately the same as 2008, yet the operating profit and adjusted net earnings more than doubled compared to 2008. The adjusted net earnings achieved during 2010 was approximately 275% of budget.

Also during 2010, Vishay’s management successfully completed the spin-off of Vishay Precision Group, Inc., through a tax-free distribution to stockholders. Following the spin-off, Vishay Intertechnology is a more competitive, pure-play discrete electronic components company. The spin-off has better enabled both companies to focus on their core businesses, and has greatly enhanced shareholder value.

Vishay’s management also capitalized on favorable credit market conditions and our business performance during 2010 to secure new financing and by repurchasing shares of our common stock, further enhancing stockholder value.

Compensation for our Named Executive Officers during 2010 reflects the successful implementation of this business strategy, and includes certain one-time and special items, further explained below and elsewhere in the proxy statement, that place 2010 compensation well in excess of typical market-competitive ranges. Normal, on-going compensation is expected to be closer to these market-competitive ranges.

Compensation Philosophy Generally

Vishay’s compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company. Vishay’s equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Vishay’s stockholders. Total compensation of each individual varies with individual performance and Vishay’s overall performance in achieving financial and non-financial objectives.

The Compensation Committee and Vishay’s management believe that compensation should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn. Ordinarily an executive officer’s total compensation should consist of a combination of cash payments and equity awards, to achieve the right balance between short- and long-term performance. Equity-based compensation should serve to align the interests of management with those of stockholders. Severance protection and retirement benefits should provide executives with an appropriate level of job security, commensurate with their contributions to the Company and their tenure.

The Compensation Committee, in consultation with Dr. Paul in his capacity as Chief Executive Officer, undertakes an annual review of the compensation arrangements of Vishay’s executive officers.

Performance Philosophy

The Company’s compensation philosophy is intended to dovetail with its philosophy of evaluating operating performance.

Like its peers in the electronics industry, the Company has historically gauged its overall performance in accordance with what it terms “adjusted net earnings.” The Company uses this term to mean net earnings determined in accordance with U.S. generally accepted accounting principles (“GAAP”) adjusted for various items that management believes are not indicative of the intrinsic operating performance of the Company’s business, as detailed below. Non-GAAP measures such as “adjusted net earnings” do not have uniform definitions and may not be comparable to similarly titled measures used by other companies. Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to understanding our intrinsic operations. The bonuses for the most senior executive officers under the Company’s cash bonus plans discussed below, including the Section 162(m) bonus plan for Dr. Zandman and Dr. Paul, were keyed primarily to this performance metric.

Adjusted net earnings for the years ended December 31, 2010, 2009 and 2008 was as follows (in thousands):

	Years ended December 31,
	2010	2009	2008
GAAP net earnings (loss) attributable to Vishay stockholders	$359,106	$(57,188)	$(1,732,219)

Reconciling items affecting gross margin:
Loss on purchase commitment	$-	$-	$6,024

Reconciling items affecting operating margin:
Restructuring and severance costs	$-	$37,874	$62,537
Asset write-downs	-	681	5,073
Impairment of goodwill and indefinite-lived intangibles	-	-	1,723,174
Terminated tender offer expenses	-	-	4,000
Settlement agreement gain	-	(28,195)	-
Executive employment agreement charge	-	57,824	-
Gain on sale of building	-	-	(4,510)

Reconciling items affecting tax expense (benefit):
Tax effects of items above and other one-time tax expense (benefit)	$(59,484)	$(7,737)	$(26,341)

Loss from discontinued operations	-	-	47,826
Adjusted net earnings	$299,622	$3,259	$85,564
Adjusted weighted average diluted shares outstanding	190,227	186,778	192,754
Adjusted earnings per diluted share	$1.58	$0.02	$0.45

The bonus structure for Dr. Yahalomi and Mr. Marc Zandman have been tailored to their specific responsibilities, but are largely based on aspects of the Company’s overall performance, including adjusted net earnings.

The Company’s overall performance for Dr. Yahalomi and Mr. Marc Zandman is also measured based on “free cash.” The Company uses this term to mean the cash flows generated from continuing operations less capital expenditures plus net proceeds from the sale of assets. This same metric, for a multi-year period, is also used in connection with performance-based RSUs for all Named Executive Officers. Although the term free cash is not defined in GAAP, each of the elements used to calculate “free cash” is presented as a line item on the face of our consolidated statement of cash flows prepared in accordance with GAAP.

Free cash for the years ended December 31, 2010, 2009 and 2008 was as follows (in thousands):

	Years ended December 31,
	2010	2009	2008
Net cash provided by continuing operating activities	$545,264	$290,417	$268,499
Proceeds from sale of property and equipment	1,188	6,387	17,696
Less: Capital expenditures	(145,413)	(50,340)	(151,994)
Free cash	$401,039	$246,464	$134,201

The Compensation Committee has always believed that the elements of compensation for the Company’s senior executives reward intrinsically sound management decisions and do not encourage risk taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise. While the design of our executive compensation program is primarily performance–based, we do not believe that it encourages excessive risk–taking. The Committee believes that the Company’s senior executives have taken a prudent approach to corporate risk management. In addition, the Company has in place a risk management program designed to identify, evaluate and control risks. Through this program, we take a company–wide view of risks and have a network of systems and oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the full Board and its committees. We believe that our compensation programs work within this system.

In designing executive compensation arrangements to avoid encouraging inappropriate risk-taking, the Compensation Committee considers various factors which are intended to provide an appropriate mix of compensation components, with no portion being too heavily weighted towards the achievement of short-term goals. Historically, such consideration has largely been incorporated into the committee’s general deliberation of the overall structure and terms of executive compensation arrangements. In response to current trends in executive compensation practices, as well as recently adopted SEC rules encouraging more explicit focus on risks arising from compensation policies, Vishay has commenced a practice of more deliberately focusing on the risks, if any, arising from its executive compensation arrangements, and modifying such arrangements to the extent necessary to minimize any such risks.

The factors considered by the Compensation Committee in evaluating the risks arising from compensation arrangements, which have been incorporated into the terms and conditions of such compensation arrangements, include, in no particular weighting or order of prominence:
  Minimum base salary levels are fixed in amount;

  Annual cash bonuses for executive officers are capped; while annual cash bonuses focus on the achievement of short-term or annual goals and short-term goals may encourage risk-taking, the committee considers the other compensation arrangements which appropriately balance risk and the desire to focus on short-term goals;

  A meaningful portion of total compensation (for example, the annual contributions into the non-qualified deferred compensation plan) is deferred until retirement or termination of employment;

  RSUs carry both service and performance conditions which are tied to operating results over a three year period; and

  Compensation of certain executives, in part, in the form of phantom stock units for which the stock is only received upon retirement or termination of employment, thus providing an incentive for the creation of long-term stockholder value. The value of these phantom stock units is at risk if our stock price declines.
Each of these factors is intended to encourage an appropriate long-term focus, and to align the long-term interests of senior management with those of stockholders

Historical Build of Senior Executive Compensation Packages

In 2004, under the direction of its Compensation Committee, the Vishay Board of Directors engaged in a major review and overhaul of the compensation practices for its Named Executive Officers. As a consequence of this review, Vishay entered into comprehensive employment agreements and other arrangements with each of its Named Executive Officers other than Dr. Yahalomi whose employment agreement was negotiated in the fall of 2008 when he was appointed Chief Financial Officer. Except with respect to Dr. Zandman, whose employment agreement was amended and restated in 2009, these agreements and arrangements, except for base salaries, remained unchanged and governed the compensation paid and awarded to the executive officers from 2004 and through the year ended December 31, 2009.

As a result of the unprecedented disruption in the global economy that began in the latter half of 2008 and continued into 2009, the Compensation Committee froze base salaries (as measured in local currencies) for the Company’s senior executive officers for 2009. Drs. Zandman and Paul decided to voluntarily forego the cash bonuses to which they were entitled for 2009, and the bonus program for the Company’s other executive officers was suspended in 2009. The Compensation Committee also did not make any discretionary awards of equity-based compensation for 2009, in part because of the unsettled economic environment and because of the depressed price of the Company’s stock. The Compensation Committee believes that management’s quick response to the economic crisis provided for a significant improvement in the operating results of the business when economic conditions improved in 2010.

In 2010, the Compensation Committee hired compensation consultants from PricewaterhouseCoopers (“PwC”) to assist in respect of an evaluation of the compensation of Vishay’s executive officers. The Compensation Committee reviewed data provided by PwC on compensation practices of 10 public companies that are similar to Vishay in terms of revenues, number of employees, market capitalization, geographic location and/or scope of international operations. These peer group companies include several active in the semiconductor and electronic components industry. This peer group consists of:

ADC Telecommunications Amphenol Corp. Analog Devices AVX Fairchild Semiconductor	International Rectifier Corporation MEMC Electronic Materials Molex ON Semiconductor Xilinix
The Compensation Committee reviewed average and median data for various types of cash and equity compensation within the group.

PwC also conducted an additional analysis for Dr. Felix Zandman, recognizing his unique position as a founder and executive chairman. PwC analyzed Dr. Zandman’s compensation relative to CEO compensation since the traditional analysis did not reflect his status within, and contribution to, the Company. PwC’s alternate analysis is often used when reviewing the compensation of a chairman of the board who is a former CEO. The peer group for Dr. Zandman’s additional analysis included three companies where the founder was also chairman of the board but not the CEO. These companies were:
  Cablevision Systems Corp.

  Service Corporation International

  SL Green Realty Corp.
PwC made recommendations to the Compensation Committee concerning changes to the current compensation packages of the executive officers, particularly with respect to increasing performance-based equity-based compensation. The PwC consultants that performed the consulting services reported directly to the Compensation Committee.

As a result of the compensation data provided and recommendations made by PwC, the Compensation Committee amended the employment agreements of its executives to provide increased base salaries and performance-based annual and long-term incentive opportunities commensurate with the compensation offered by the peer group.

The Compensation Committee crafted the compensation packages for Vishay’s executive officers with a view to the roles that each is expected to play over the medium-term in Vishay’s operations, development, and strategic planning.

Vishay has always viewed its internal growth through technical advance and its external growth through strategic acquisitions as the primary drivers of stockholder value. As Dr. Zandman had been responsible for these areas, the Compensation Committee determined that it was appropriate for Dr. Zandman’s compensation to continue to reflect his role as chief architect of our growth and success, and also reflect his unique position.

Dr. Paul has senior responsibilities for our overall business, and has been instrumental as well in promoting our strategic advances. The compensation of Dr. Paul reflects his position and responsibilities at the most senior executive level.

Our succession plan provides for the transition of Mr. Marc Zandman into the role of Chief Executive Officer upon the eventual retirement of Dr. Paul. If Dr. Paul were unexpectedly unable to continue as Chief Executive Officer, it is anticipated that Dr. Zandman and Mr. Marc Zandman would serve as co-CEOs for a period of time. As part of the transition, the Company would also intend to fill the position of Chief Operating Officer with a strong candidate from operating management. Mr. Marc Zandman’s responsibilities have been increasing in connection with his gradual transition into the role of senior management, with Mr. Marc Zandman having become Vice Chairman and Chief Administration Officer of the Company in addition to his service as President of Vishay Israel Limited. The compensation of Mr. Marc Zandman is intended to reflect this transitional status. Currently, he reports to Dr. Paul and his compensation in part is subject to Dr. Paul’s annual performance assessment.

Dr. Yahalomi was appointed Executive Vice President and Chief Financial Officer effective September 1, 2008. The terms of his compensation agreement, which are discussed below, reflect Dr. Yahalomi’s relatively more limited history with the Company when compared to the other executive officers. For example, Dr. Yahalomi does not participate in the Sr. Executive Phantom Stock program or receive lump-sum contributions into the non-qualified deferred compensation plan, and his severance provisions are scaled back compared to our other executive officers. In light of Dr. Yahalomi’s continued tenure with the Company and his present position, the Compensation Committee recommended an amendment to his employment agreement in 2010 to provide for 24 months of severance in the event of termination for any reason other than for cause, to be more consistent with our other executive officers.

The compensation arrangements were embodied in agreements with each of the executives with the expectation that they would remain in place for a period of time. The agreements do not have definitive termination dates, and each Named Executive Officer has severance provisions in his agreement.

The Compensation Committee reviews the total compensation level each year to determine whether an increase would be appropriate, considering individual performance, prior years’ compensation level, recent operating results, operating results of competitors, projections for the future, other components of the executive pay packages, perceived salary trends in executive base salary among the peer group of Vishay and input on executive performance from the Chief Executive Officer. The determination is subjective and the Compensation Committee does not assign any quantitative weight to these factors. After considering the salaries and compensation practices of executive officers of comparable public companies identified by PwC, the executive officers’ total compensation were based on a determination by the Compensation Committee that it was appropriate to establish a mix of cash and equity compensation that was reasonable when compared to, but not necessarily within, the market-competitive range of compensation offered to similarly situated executives of comparable public companies.

The Compensation Committee determined that establishing total compensation that was reasonable when compared to total compensation for similarly situated executives at comparable public companies would meet its fairness and competitive goals for our executive officers’ compensation. The Committee therefore set the targeted total compensation for each of our executive officers with a focus on providing the suitable combination of cash and equity compensation. Based on input from PwC referred to above, the market-competitive ranges were determined by the range of 25th to 75th percentile of compensation data for such comparable companies. These ranges were: $3,145,000 to $4,957,000 for chief executive officer, $1,119,000 to $1,863,000 for chief financial officer, and $862,000 to $1,459,000 for chief administrative officer. As there were generally few companies with an equivalent situation in which the founder and chairman was not chief executive officer, Dr. Zandman’s total compensation was formulated in relation to Dr. Paul’s total compensation.

The accompanying compensation tables include certain one-time and special items, including VPG transaction bonuses, one-time stock grants, modifications of retirement / termination benefits, and the annual payment pursuant to Dr. Zandman’s 2009 amended and restated employment agreement described herein, that place 2010 compensation well in excess of these ranges. Normal, on-going compensation is expected to be closer to these ranges.

Role of the Compensation Consultant

During fiscal 2010, the Compensation Committee hired PwC to assist in respect of an evaluation of the compensation of Vishay’s executive officers. PwC provided the Committee with data on compensation practices at companies comparable to the Company in terms of size, industry and other characteristics. PwC also made recommendations to the Compensation Committee concerning changes to the current compensation packages of the executive officers, particularly with respect to equity-based compensation. The PwC consultants that performed the consulting services reported directly to the Compensation Committee.

Compensation Components

The discussion that follows in this section addresses the executive compensation packages in effect in 2010.

The basic compensation packages for the executive officers have generally been congruent to one another, with certain variations reflecting their respective positions and tenure with the Company. The components of the compensation packages for our Named Executive Officers, as prescribed by their employment agreements, include base salary, commensurate with the roles and responsibility of the executives discussed above; annual performance based bonuses; equity-based compensation; deferred compensation; and customary welfare and retirement benefits. The Compensation Committee also considers the award of extra-contractual equity-based compensation on a year-by-year basis. The compensation packages for the Company’s senior executives also include severance benefits that the Compensation Committee believes are consistent with severance programs for similarly situated senior executives at comparable public companies.

Base salary

The minimum base salary levels for Drs. Zandman, Paul, and Yahalomi and Mr. Marc Zandman are fixed in their respective employment agreements. Dr. Zandman’s base salary has remained unchanged since 1998, at his request. The Compensation Committee determined the minimum base salaries in consultation with PwC, based upon the executives’ salary level, present responsibilities, and expectations with respect to future responsibilities and a comparison to peer group executive salaries. The Compensation Committee selected the group of peer group companies on the advice of PwC. Compensation practices in the peer group were only one of the factors considered by the Compensation Committee. Dr. Paul’s base salary has always been denominated in euro, and, since 2007, the base salary of Mr. Marc Zandman has been denominated in Israeli shekels. A portion of the change in the salaries of Dr. Paul and Mr. Marc Zandman, expressed in terms of U.S. dollars, reflects the significant fluctuations of the dollar against the currencies of the home jurisdiction of these executives.

Incentive compensation

Dr. Zandman and Dr. Paul participate in the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “162(m) Plan”) based on “adjusted net earnings,” as described below.

Over many years, we have viewed adjusted net earnings as the primary indicator of the performance of our senior management team. As more specifically addressed below, adjusted net earnings refers to net earnings determined in accordance with GAAP, adjusted to eliminate the after tax effects of items, positive or negative, that do not relate to our intrinsic operations. These items include, among others, goodwill impairment; impairment of indefinite-lived intangible assets; asset write-downs; severance and restructuring costs; special tax items; and other items, such as unusual gains or losses that impact GAAP net earnings, not reflecting on-going operating activities. The calculation of adjusted net earnings is set forth in Item 7 of our annual report on Form 10-K (Management’s Discussion and Analysis) as well as under the heading “Performance Philosophy” in this proxy statement. We utilize this measure in part because it eliminates factors that mask the actual performance of on-going operations and because of its currency with other public companies in our industry. Accordingly, the Compensation Committee determined that the incentive compensation of Drs. Zandman and Paul should be primarily in the form of a percentage of adjusted net earnings, with a cap (three times salary) or other feature to avoid compensation that in fact or in appearance might be deemed excessive.

The 162(m) Plan provides an annual bonus as a percentage of our adjusted net earnings. Dr. Zandman’s bonus is equal to 3.0% of adjusted net earnings and the bonus of Dr. Paul is equal to 1.0% of adjusted net earnings. Bonuses under the 162(m) Plan are limited to three times the executive’s base salary.

Under their amended employment contracts, Dr. Yahalomi and Mr. Marc Zandman are each eligible to receive a performance bonus, based on the Company’s overall and their individual performances.

Pursuant to their amended employment agreements, Dr. Yahalomi’s and Mr. Marc Zandman’s target bonuses are 50% of their respective base salaries with a maximum bonus of 200% of base salary. Performance goals for purposes of the annual bonus award are recommended by the Chief Executive Officer and approved by the Compensation Committee and the Board.

The performance of Dr. Yahalomi and Mr. Marc Zandman is reviewed by the Chief Executive Officer and the Compensation Committee following the end of the year, and each executive is assigned a performance score for several categories. For a discussion of 2010 goals and achieved results, see “2010 Executive Compensation – Performance-based bonus.”

Equity-Based Compensation

The Company’s 2007 Stock Incentive Program (the “2007 Program”) permits the grant of up to 3,000,000 shares of restricted stock, unrestricted stock, restricted stock units (“RSUs”), and stock options, to officers, employees, and non-employee directors.

The 2007 Program was amended and restated in February 2011 to eliminate share recycling for stock options and prohibit option re-pricing and cash buy-outs of options, practices which we have never engaged in but nevertheless were possible under the 2007 Program as originally written. A copy of the amended and restated 2007 Program was filed with the SEC as an exhibit to a current report on Form 8-K filed on February 28, 2011.

The Compensation Committee believes that the grant of equity awards is the primary component for aligning interests of the executive officers with the long-term interests of the Company’s stockholders. Accordingly, the Compensation Committee added a long-term incentive (LTI) component in the form of equity-based compensation to the executives’ employment agreements in 2010.

In establishing the amount of equity awards, the Compensation Committee utilized the market-competitive range of equity awards granted to similarly situated executive officers of the peer group companies. The Compensation Committee concluded that a grant of equity awards within such market-competitive range was appropriate to reward and incentivize our executive officers.

The employment agreements of the Named Executive Officers provide for annual grants of equity based compensation in the form of RSUs. Of the total equity-based compensation grant, 25% are in the form of time-vested RSUs that carry only a service condition. The remaining 75% of the grant are in the form of performance-based RSUs (“PBRSUs”), which also include a service condition. The PBRSUs will vest in three years if certain defined performance criteria established by the Compensation Committee (based on adjusted net earnings and free cash over a three year period) are realized. The grants are based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Dr. Felix Zandman	160% of base salary
Dr. Gerald Paul	150% of base salary
Marc Zandman	100% of base salary
Dr. Lior Yahalomi	100% of base salary

The number of units granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year. For the purpose of 2010 grants only, however, the total number of units was calculated based on a market price in proximity to the date of approval of the new long-term equity incentives. The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant. The PBRSUs include performance conditions agreed to with the Compensation Committee in its role as administrator of the 2007 Stock Incentive Program. The PBRSUs contain both a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied.

In the event of voluntary termination by the executive (without “good reason”) or termination for cause, the executive’s outstanding RSUs (including PBRSUs) will be forfeited. In the event of (i) the termination of the executive’s employment without cause, by the executive for “good reason”, or as a result of death or disability, the executive’s outstanding RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive’s outstanding RSUs and PBRSUs shall immediately vest. For financial accounting purposes, the grant-date fair value is determined on the date that the Compensation Committee approves the number of RSUs to be granted under this provision. Accordingly, the value of the grant on that date will be different than the LTI Value described in the table above.

The Compensation Committee also considers the award of extra-contractual equity-based compensation, when appropriate. In March 2010, the Compensation Committee determined to award a special one-time equity grant to Dr. Paul in consideration of his leadership of the Company through the recent recession successfully while building cash. No extra-contractual equity-based compensation was awarded in 2009 or 2008.

Deferred compensation

Executives are eligible to participate in a nonqualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code. Vishay annually contributes $150,000 to this plan on behalf of Dr. Zandman, and $100,000 for each of Dr. Paul and Mr. Marc Zandman, pursuant to their respective employment agreements. Dr. Yahalomi is eligible for contributions pursuant to this plan, similar to all eligible plan participants who formerly participated in the frozen Vishay Non-qualified Retirement Plan.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment. Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation. The senior executives have elected to defer all eligible amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum. To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

As noted, Drs. Zandman and Paul and Mr. Marc Zandman each have a long-standing relationship with the Company, and we expect that each will continue to serve Vishay for so long as their services are desired and they can make effective management contributions. The Compensation Committee therefore considers this deferred compensation in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time. The deferral is also intended to delay payment until such time as the compensation should be deductible under Section 162(m) of the Internal Revenue Code.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2010 was “above market” or “preferential.”

Phantom stock units

Pursuant to their employment agreements, Drs. Zandman and Paul and Mr. Marc Zandman receive annual grants of phantom stock units. The grants are made under the Company’s Senior Executive Phantom Stock Plan, which was approved by stockholders at our 2004 annual meeting. Similar to the deferred cash compensation described above, the Compensation Committee considers the grant of phantom stock units in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.

Deferred equity compensation consists of 5,000 phantom stock units per year to Drs. Zandman and Paul and Mr. Marc Zandman. The number of units to be granted annually was determined based on the market price of Vishay common stock in 2004, at the time the deferred compensation program was crafted, of approximately $20 per share, so that the deferred cash and stock compensation would be of similar magnitude. The cumulative increase in the number of phantom stock units held by the executives over time also is intended to strengthen the alignment of executive and stockholder interests in the long-term appreciation of Vishay’s equity value.

Special Bonuses

In certain situations, the Board of Directors will award special, one-time bonuses, as it did in 2010 as a result of the successful VPG spin-off and in recognition of leadership during the recession. See “2010 Executive Compensation – Special Bonuses” for additional information.

Retirement benefits

The Compensation Committee believes that providing adequate postretirement benefits commensurate with position is essential to retaining qualified individuals for long-term employment. Vishay maintains pension programs for most employees in the United States and Germany, including its executive officers. All pension benefits were frozen as of January 1, 2009. To mitigate the loss in benefits of these employees, effective January 1, 2009, we increased the company match portion of our 401(k) defined contribution savings plan for employees impacted by the pension freeze. With the exception of Dr. Zandman’s pension, the retirement benefits for executive officers are not materially preferential to those of other employees.

As part of the amendments to the employment agreements for Dr. Paul and Mr. Marc Zandman in 2010, the Compensation Committee determined to extend the termination benefits for these executives to also include termination through normal retirement at age 62. This provision was added in light of the long-standing tenure of these executives and to ensure a smooth transition upon retirement of these executives.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program. These perquisites are not intended, however, to constitute a material portion of the executive’s compensation packages. In general, the perquisites, while not integral to the performance of an executive’s duties, must bear some relationship to the executive’s employment and be of perceived benefit to Vishay. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Severance

The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives. The terms of these severance provisions are discussed in “Potential Payments Upon Termination or a Change in Control.”

Dr. Zandman’s Employment Contract

The Company entered into an amended and restated employment agreement with Dr. Zandman, effective as of May 13, 2009. This agreement amended and restated the employment agreement between the Company and Dr. Zandman that was previously amended and restated as of January 1, 2004. The amended employment agreement eliminates Dr. Zandman’s right to receive substantial royalty payments upon the termination of his employment in certain circumstances, as described below, and replaces it with a series of significantly reduced payments payable to him in six annual installments.

The 2004 employment agreement (the “2004 Agreement”) included a provision entitling him to a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating patents, inventions and any other form of technology created, discovered or developed by him or under his direction. The royalty was payable in the event Dr. Zandman was terminated without “cause” or resigned for “good reason,” as defined in the 2004 Agreement. This provision was carried over from Dr. Zandman’s original employment agreement of March 1985, and could not be modified or eliminated without Dr. Zandman’s consent. It was a reflection, among other things, of Dr. Zandman’s key role in the founding of the Company and creating, developing and commercializing the Company’s technologies and the absence of any compensation to Dr. Zandman for the core intellectual property that he has contributed to the Company over the years from its inception.

The Company engaged a consultant in 2007 to assist its evaluation of the royalties to which Dr. Zandman would be entitled were his employment to be terminated. Based in part upon the work of this consultant and its own updated computations, management estimated that the present value of the royalties to which Dr. Zandman would be entitled were his employment terminated at December 31, 2008 would be between approximately $370 million and $445 million, with a possible tax gross-up if the royalties were payable in connection with a change of control and deemed subject to an excise tax. (This present value does not factor in any assessment of the probability of payment.)

In December 2008, Dr. Zandman approached the Compensation Committee with a proposal to amend and restate the 2004 Agreement. The Compensation Committee engaged PwC and independent legal counsel to assist the Committee in analyzing, responding to and, if appropriate, negotiating the terms of Dr. Zandman’s proposal. Specifically, PwC was asked to review and assess the Company’s valuation, based upon the work of its consultant, of the potential royalty payment amounts under the 2004 Agreement and to advise the Committee generally with respect to Dr. Zandman’s compensation package.

After extensive analysis and negotiation with Dr. Zandman on the terms of his proposal, on May 12, 2009, the Compensation Committee approved modifications to the 2004 Agreement and recommended its approval to the full board of directors. The Compensation Committee determined that the modifications were in the best interests of the Company and its stockholders, because they eliminated the substantial contingent liability represented by the royalty payments, including a possible gross up if the royalties became payable in connection with a change of control and were deemed subject to Section 4999 of the Internal Revenue Code. This large contingent liability was considered a possible impediment to potential strategic transactions. These possible consequences were deemed of particular concern during a time of the unprecedented disruption that was being experienced in the global markets. The modifications to Dr. Zandman’s employment agreement were not considered and approved, however, in response to any specific transaction then under consideration by the Company.

The amended and restated employment agreement was approved by the board upon recommendation of the Compensation Committee on May 13, 2009 and became effective as of that date. The modifications to the 2004 employment agreement include the following principal terms:
  Dr. Zandman’s right to the royalty payments was terminated.

  Dr. Zandman was entitled to a payment of $10 million as of the effective date of the amended and restated agreement, followed by five successive annual payments of $10 million.

  Payments may be deferred with interest in the event that making such payment would jeopardize the ability of the Company to continue as a going concern.

  Payments will accelerate if, following a change of control of the Company, Dr. Zandman is terminated without cause or if he terminates employment for good reason. In the event of Dr. Zandman’s death or disability, the unpaid annual installments would accelerate upon a change of control, whether it occurs before or after the death or disability. If an excise tax were imposed under Section 4999 of the Internal Revenue Code due to the acceleration of the payments, the Company will reimburse Dr. Zandman for the excise tax on customary terms.

  Absent a change of control, if the Company were to terminate Dr. Zandman’s employment without cause or Dr. Zandman were to terminate employment for good reason or in the event of his death or disability, the unpaid annual installment payments would not accelerate and would continue until completed.

  Dr. Zandman will forfeit future payments if he terminates his employment without good reason or if his employment is terminated for cause.

  Dr. Zandman will not receive any other severance payments upon his termination of employment for any reason.

  Other terms of the 2004 Agreement remain substantially the same. Dr. Zandman continues to be subject to non-competition, non-solicitation, non-disparagement and confidentiality covenants.

2010 Executive Compensation

The components of 2010 compensation for our Named Executive Officers were largely consistent with their employment agreements and consisted of:
  base salary;

  cash performance-based bonuses;

  equity compensation;

  severance or change in control benefits;

  retirement benefits;

  special bonuses; and

  perquisites and other personal benefits.
The compensation for Drs. Zandman and Paul and Mr. Marc Zandman included contributions into the Company’s deferred compensation plan.

The tables and accompanying footnotes that follow provide additional information regarding the compensation earned, held by, or paid to each of our Named Executive Officers in 2010.

Base salary

Base salaries for 2010 are set forth below:

Name	2010 Base Salary
Dr. Felix Zandman	$975,000
Dr. Gerald Paul	€752,776 (approximately $999,000)(1)
Dr. Lior Yahalomi	$417,000
Marc Zandman	NIS 1,866,750 (approximately $500,000)(2)
____________________

(1)	Paid in euro.

(2)	Paid in Israeli shekels (NIS).

Performance-based bonus

Drs. Zandman and Paul are entitled to receive performance bonuses in accordance with the 162(m) Plan, which are calculated as a percentage of adjusted net earnings. There is no minimum adjusted net earnings threshold, and accordingly, the bonuses for Drs. Zandman and Paul begin to accrue with the first dollar of adjusted net earnings. The bonuses for Drs. Zandman and Paul are limited to three times base salary.

Under their amended employment contracts, Dr. Yahalomi and Mr. Marc Zandman are each eligible to receive a performance bonus, based on their individual performances. For 2010, the target bonuses for Dr. Yahalomi and Mr. Marc Zandman were both set at 50% of their respective base salaries, with a maximum bonus of 200% of their respective base salaries. The bonus structures for Dr. Yahalomi and Mr. Marc Zandman have been tailored to their specific responsibilities, but are largely based on aspects of the Company’s overall performance.

For 2010, the performance bonuses for Dr. Yahalomi and Mr. Marc Zandman were structured as follows (each element is expressed as a percentage of base salary at target and at maximum):
  Target of 26.9% up to a maximum of 130%, based on Company performance, measured based on adjusted net earnings;

  Target of 13.1% up to a maximum of 60% based on Company performance, measured based on “free cash” generation; and

  Target (and maximum) of 10% for achievement of personal objectives.
The 2010 targets for Company performance metrics are set at 112.5% of the Company’s annual budget, resulting in the 50% target bonus referenced in their employment agreements. Because the budget for 2010 excluded VPG, achievement was measured based on actual results excluding the results of VPG that were included in Vishay’s consolidated financial statements through the date of the spin-off. At Company performance metrics equal to 100% of budget, Dr. Yahalomi and Mr. Marc Zandman would earn a bonus of 40% of their respective base salaries, assuming 100% achievement of personal objectives.

With respect to the adjusted net earnings performance metric, Dr. Yahalomi and Mr. Marc Zandman would not be eligible to receive a bonus if actual performance were less than or equal to 80% of budget. If actual adjusted net earnings were between 80% and 100% of budget, Dr. Yahalomi and Mr. Marc Zandman would be eligible to receive a bonus with respect to adjusted net earnings, increasing ratably from 0% to 20% of their respective base salary. If actual adjusted net earnings were between 100% and 200% of budget, each would be eligible to receive a bonus with respect to adjusted net earnings, increasing ratably from 20% to 75% of their respective base salary. If actual adjusted net earnings were between 200% and 300% of budget, each would be eligible to receive a bonus with respect to adjusted net earnings, increasing ratably from 75% to 130% of their respective base salary.

Budgeted adjusted net earnings for 2010 was $107 million, and actual adjusted net earnings (excluding VPG) was $295 million. Accordingly, Dr. Yahalomi and Mr. Marc Zandman each earned a bonus equal to 117% of their respective base salaries for achievement of this metric.

With respect to the free cash performance metric, Dr. Yahalomi and Mr. Marc Zandman would not be eligible to receive a bonus if actual performance were less than or equal to 80% of budget. If actual free cash were between 80% and 100% of budget, Dr. Yahalomi and Mr. Marc Zandman would be eligible to receive a bonus with respect to free cash, increasing ratably from 0% to 10% of their respective base salary. If actual free cash were between 100% and 200% of budget, each would be eligible to receive a bonus with respect to free cash, increasing ratably from 10% to 35% of their respective base salary. If actual free cash were between 200% and 300% of budget, each would be eligible to receive a bonus with respect to free cash, increasing ratably from 35% to 60% of their respective base salary.

Budgeted free cash for 2010 was $235 million, and actual free cash was $401 million. Accordingly, Dr. Yahalomi and Mr. Marc Zandman each earned a bonus equal to 28% of their respective base salaries for achievement of this metric.

Dr. Yahalomi’s individual performance goals for 2010 (with related bonus opportunity as a percentage of base salary in parentheses) included: improvement of overall finance function, specifically global tax, internal audit, and investor relations (2.0%); completion of VPG spin-off while maintaining credit ratings (2.0%); oversight of merger and acquisition activity (2.0%); restructuring of bank debt related to the spin-off (2.0%); and improvement of corporate legal function, including the hiring of a new general counsel (2.0%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Dr. Yahalomi earned a bonus equal to 8.5% of his base salary. In total, Dr. Yahalomi earned a bonus equal to approximately 154% of his base salary for 2010.

Mr. Marc Zandman’s individual performance goals for 2010 (with related bonus opportunity as a percentage of base salary in parentheses) included: assuring a smooth implementation of the VPG spin-off worldwide as it related to administrative issues (2.0%); managing all fixed costs under his control to a target of 3% below 2010 budget (2.0%); contributing to the definition of Vishay’s future direction regarding software (2.0%); leading the process of defining specific “Business Process Owners” within Vishay (1.33%); improvement in the responsiveness of the finance function in Israel (1.33%); and introducing a meaningful headcount reporting system concerning functions, including benchmarking between similar areas of responsibility (1.33%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Marc Zandman earned a bonus equal to 8% of his base salary. In total, Mr. Marc Zandman earned a bonus equal to approximately 153% of his base salary for 2010.

Stock-based compensation

In 2010, the Compensation Committee awarded the following RSUs (including PBRSUs) to our executive officers:

	Time-vested
Name	RSUs (1)	PBRSUs (1)	Total
Dr. Felix Zandman	37,000	111,000	148,000
Dr. Gerald Paul (2)	85,500	118,000	203,500
Dr. Lior Yahalomi	10,000	30,000	40,000
Marc Zandman	11,000	34,000	45,000
____________________

(1)	The number of RSUs granted was adjusted for the VPG spin-off effective July 6, 2010.

(2)	Time-vested RSUs granted to Dr. Paul include a one-time grant of 46,500 RSUs described in “Special Bonuses” below.

The time-vested RSUs carry only a service condition and vest over a three-year period. The PBRSUs contain both a three-year service period and performance criteria tied to three year net earnings and free cash flow results. As a result of outstanding results in 2010, the Company expects all performance criteria for the 2010 grants to be met.

Special Bonuses

Due to the significant stockholder value created by the spin-off of the Vishay Precision Group, Inc., the Board of Directors approved special transaction bonuses in 2010. Upon successful completion of the spin-off, Dr. Paul, Dr. Yahalomi, and Marc Zandman each received a $500,000 cash bonus.

Furthermore, due to his role in guiding the Company though the unprecedented recession and extraordinary cash generation during 2009, the Compensation Committee granted Dr. Paul a special one-time equity-based compensation grant representing approximately $500,000 in value. The one-time equity-based compensation grant was in the form of 46,500 time-vested RSUs, which will vest on January 1, 2013.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Marc Zandman is employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc. and is a resident of Israel. As a result, he is entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other Named Executive Officers, including:
  advanced training fund, 7.5% of base salary

  severance fund, 8.33% of base salary

  disability insurance, 2.5% of base salary

  pension fund, 5% of base salary
These benefits are required by Israeli law or employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for these executives.

Foreign currency considerations

Dr. Paul is employed by Vishay Europe GmbH, a German subsidiary of Vishay Intertechnology, Inc., and is a German citizen. Accordingly, our employment agreement with Dr. Paul provides for his base salary to be denominated (and paid) in euro. Mr. Marc Zandman, as a resident of Israel, has his base salary denominated (and paid) in new Israeli shekels. The amounts reported in U.S. dollars as compensation for these executives fluctuates based on changes in exchange rates. The Compensation Committee evaluates the effect of foreign currency conversion rates in formulating the overall compensation package for these executives.

Tax deductibility of executive compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the three highest paid other executive officers, other than the Chief Executive Officer and the Chief Financial Officer. However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Vishay believes that the compensation generally is fully deductible for federal income tax purposes. The annual bonuses under the 162(m) Plan are based on Vishay’s earnings, and therefore qualify as performance-based compensation. All stock options awarded by Vishay also qualify as performance-based compensation, as do most awards of restricted stock and restricted stock units, the vesting of which requires the Company to achieve performance targets of a type contemplated by a plan approved by stockholders.

In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers. For example, in recent years Dr. Paul’s base salary has exceeded $1 million, largely because his salary is payable in euro and the dollar has weakened considerably against the euro in recent years. The employment agreements provide for mandatory deferral of any such compensation under those agreements until the payment of the compensation would be deductible by Vishay for federal income tax purposes.

Certain covenants

Under the terms of their employment contracts, the executives are subject to customary non-competition, non-solicitation, non-disparagement and confidentiality covenants. The non-competition and non-solicitation covenants for executives other than Dr. Zandman remain in force through the second anniversary of the date of termination of the executive’s employment with the Company. The covenants for Dr. Zandman are intended to continue in force for the longest period allowed by law. The non-disparagement and confidentiality covenants have no specified term. While the payments and benefits to the executives are made in consideration of the executives’ compliance with these covenants, there are no specific forfeiture provisions in the employment contracts for a breach of the covenants.

Compensation of Ziv Shoshani Prior to the Spin-off of VPG

Prior to the spin-off of VPG on July 6, 2010, Mr. Shoshani was compensated under the terms of his 2004 Employment Agreement, and as otherwise determined in early 2010 by the Compensation Committee. The Compensation Committee, with advice from management, determined, in the light of the spin-off, to maintain Mr. Shoshani’s base compensation through the spin-off date at the same level for 2010 as in 2009, and not to award any discretionary long-term equity compensation in 2010. Mr. Shoshani received a one-time cash bonus in the amount of $600,000 upon successful completion of the spin-off. See “Compensation Tables” for complete details of Mr. Shoshani’s 2010 total compensation.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Wayne M. Rogers, Chairman
Dr. Abraham Ludomirski
Thomas C. Wertheimer

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes information regarding compensation earned, held by, or paid to our Named Executive Officers during 2010. The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each Named Executive Officer described in “Compensation Discussion and Analysis,” and the “Grants of Plan Based Awards,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation” tables on the pages which follow:

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
					Options	Incentive	Deferred Comp.	All Other
		Salary	Bonus	Stock Awards	Awards	Plan Comp.	Earnings	Comp.
		(1)	(2)	(3)	(4)	(2)	(5) (6) (7) (8)	(9)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. Felix Zandman	2010	$975,000	$10,000,000	$1,646,640	$—	$2,925,000	$—	$218,008	$15,764,648
Executive Chairman of the Board and	2009	975,000	10,000,000	18,500	—	—	656,622	234,844	11,884,966
Chief Technical and Business	2008	975,000	—	887,020	—	2,925,000	—	199,607	4,986,627
Development Officer

Dr. Gerald Paul	2010	998,920	500,000	2,247,705	—	2,996,220	7,161,413	139,800	14,044,058
President and Chief Executive Officer	2009	1,044,615	—	18,500	—	—	102,901	137,500	1,303,516
	2008	1,103,939	—	610,380	—	991,889	163,548	137,500	3,007,256

Dr. Lior Yahalomi (10)	2010	417,000	500,000	433,200	—	642,200	44,789	30,333	2,067,522
Executive Vice President and Chief	2009	362,650	—	—	—	—	17,464	31,998	412,112
Financial Officer	2008	295,144	—	—	261,600	45,313	19,048	14,156	635,261

Marc Zandman	2010	499,481	500,000	531,150	—	764,400	2,210,239	344,081	4,849,351
Vice Chairman of the Board, Chief	2009	361,694	—	69,700	—	—	13,403	258,841	703,638
Administration Officer, and President -	2008	396,594	—	57,100	—	90,225	5,323	303,162	852,404
Vishay Israel Ltd.

Ziv Shoshani (11)	2010	159,740	600,000	118,950	—	—	—	203,351	1,082,041
Former Executive Vice President - Vishay	2009	305,359	—	69,700	—	—	8,957	222,385	606,401
Precision Group, and Director	2008	334,819	—	57,100	—	39,341	3,664	297,824	732,748

____________________

(1)	Column (c) reflects base salary earned during the respective years and, for Drs. Zandman and Yahalomi, includes amounts deferred in accordance with the provisions of our 401(k) plan. Dr. Paul’s employment agreement specifies that his salary be denominated and paid in euro. The employment agreements for Messrs. Marc Zandman and Ziv Shoshani provide for their salaries to be denominated and paid in Israeli shekels. The amounts presented have been converted into U.S. dollars at the weighted average exchange rate for the year, except for Mr. Shoshani’s 2010 compensation, which was converted using the weighted average exchange rate through July 6, 2010.

(2)	Columns (d) and (g) reflect bonuses and non-equity incentive compensation earned by our executive officers during the respective years. The amount in column (d) for Drs. Paul and Yahalomi and Messrs. Marc Zandman and Ziv Shoshani represent special transaction bonuses upon successful completion of the spin-off of VPG. Due to the unprecedented global recession experienced in 2009, no performance-based bonuses were awarded to Dr. Yahalomi and Messrs. Marc Zandman and Ziv Shoshani. At their discretion, Drs. Zandman and Paul decided to forego the cash bonuses to which they were entitled. Column (d) reflects cash paid to Dr. Zandman in 2010 and 2009 related to his amended and restated employment agreement.

(3)	Column (e) represents the grant-date fair value of 5,000 phantom stock units awarded annually to certain Named Executive Officers pursuant to the terms of their employment agreements. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized. Column (e) also includes the grant-date fair value of RSUs and PBRSUs granted in the respective years. The grant-date fair value of 5,000 RSUs awarded to Mr. Ziv Shoshani for his service as a non- employee director is also included in this column. The grant-date fair value is recognized for accounting purposes over the vesting periods of the respective awards. The Company expects all performance-based vesting criteria to be achieved. Accordingly, Column (e) includes the grant-date fair value for these awards.

(4)	Column (f) represents the grant-date fair value of stock options granted to the Named Executive Officers during the respective years. The grant-date fair value is recognized over the vesting periods of the respective awards. There can be no assurance that the grant-date fair value of these awards will ever be realized. The assumptions used in computing the grant-date fair value are detailed in Note 12 to Vishay’s consolidated financial statements for the year ended December 31, 2010, included in its Annual Report on Form 10-K. No stock options were exercised in 2010.

(5)	Column (h) reflects the change in the actuarial present value of the Named Executive Officer’s pension and other post employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements. For Dr. Paul, conversion of his euro-denominated pension benefit into U.S. dollars had the impact of increasing the amount disclosed by $146,000 in 2008 and $ 76,000 in 2009, and decreasing the amount by ($53,000) in 2010. Column (h) does not include any amounts for the benefits payable to Dr. Zandman for 2010 because changes in actuarial assumptions reduced the present value of Dr. Zandman’s accumulated benefit by $145,249 at December 31, 2010 compared to December 31, 2009. See the “Pension Benefits” table for more information on the benefits payable to the Named Executive Officers under their respective pension plans.

(6)	In addition to the items described in note (5), column (h) includes certain termination benefits for Dr. Paul and Mr. Marc Zandman that resulted from amendments to their respective employment agreements on June 16, 2010. Per the amendment, Dr. Paul and Mr. Marc Zandman, after attaining the age of 62, would be entitled to the same payments and benefits upon normal retirement that would have been received if their respective employments were terminated by Vishay without cause or by the respective executive for good reason. The modifications of the employment agreements effectively represent a defined retirement benefit for the individuals. As these benefits represent new retirement benefits, the entire present value for these benefits of $7,053,250 for Dr. Paul and $2,199,442 for Mr. Marc Zandman is included in 2010 compensation. See “Pension and Retirement Benefits” beginning on page 47.

(7)	In addition to the items described in note (5), column (h) includes the present value of certain post-employment medical benefits that were added to Dr. Yahalomi’s employment agreement pursuant to amendments in 2010. As this represents a new benefit for 2010, the entire present value for this benefit is included in 2010 compensation.

(8)	The Named Executive Officers (with the exception of Dr. Yahalomi) also receive annual contributions to our nonqualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2008, 2009, or 2010 was “above market” or “preferential.” Consequently, no deferred compensation plan earnings are included in the amounts reported in Column (h). See the “Nonqualified Deferred Compensation” table for more information on the benefits payable under the nonqualified deferred compensation plan.

(9)	All other compensation includes amounts deposited on behalf of each Named Executive Officer into Vishay’s nonqualified deferred compensation plan pursuant to the employment agreements with each Named Executive Officer, personal use of company car, Company match on 401(k) contributions, non-employee director compensation, benefits generally available to employees in Israel, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

	2010	2009	2008
Dr. Felix Zandman	$147,705	$147,735	$147,735	Company contribution to non-qualified
				deferred compensation plan
	33,200	22,200	22,200	Personal use of Company car
	9,800	9,800	4,600	Company match to 401(k) plan
	16,179	43,985	13,948	Company-paid medical costs
	11,124	11,124	11,124	Group Term Life imputed income
	$218,008	$234,844	$199,607	Total

Dr. Gerald Paul	$100,000	$100,000	$100,000	Company contribution to non-qualified
				deferred compensation plan
	39,800	37,500	37,500	Personal use of Company car*
	$139,800	$137,500	$137,500	Total

Dr. Lior Yahalomi	$9,800	$9,800	$859	Company contribution to non-qualified
				deferred compensation plan
	7,697	11,881	7,455	Personal use of Company car
	9,800	9,075	4,600	Company match to 401(k) plan
	1,794	-	-	Company-paid medical costs
	1,242	1,242	1,242	Group Term Life imputed income
	$30,333	$31,998	$14,156	Total

Marc Zandman	$100,000	$100,000	$100,000	Company contribution to non-qualified
				deferred compensation plan
	20,322	17,478	16,158	Personal use of Company car*
	186,544	114,316	159,957	Israeli employment benefits*
	37,215	27,047	27,047	Medical and prescription drug insurance
				premiums (Blue Cross / Blue Shield)
	$344,081	$258,841	$303,162	Total

Ziv Shoshani	$100,000	$100,000	$100,000	Company contribution to non-qualified
				deferred compensation plan
	7,339	15,638	12,871	Personal use of Company car*
	65,032	79,700	157,906	Israeli employment benefits*
	13,480	27,047	27,047	Medical and prescription drug insurance
				premiums (Blue Cross / Blue Shield)
	17,500	-	-	Non-employee director compensation
	$203,351	$222,385	$297,824	Total

(10)	Dr. Yahalomi was appointed Executive Vice President and Chief Financial Officer on September 1, 2008. Amounts presented for 2008 include amounts earned in his previous position as Senior Vice President - Mergers and Acquisitions.

(11)	Mr. Ziv Shoshani served as Executive Vice President – Vishay Precision Group until July 6, 2010, the date of the spin-off, at which point he became a non-employee director. His director compensation is included in the tables above.

Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each Named Executive Officer during 2010. The information included in the table should be read in conjunction with the footnotes which follows and the description of Vishay’s Senior Executive Phantom Stock Plan described in “Compensation Discussion and Analysis.”

					All Other Stock
					Awards: Number	Grant Date Fair
		Estimated Future Payouts Under Non-			of Shares of	Value of Stock and
		Equity Incentive Plan Awards (1)			Stock or Units	Option Awards
		Threshold	Target	Maximum	(2)	(3)
Name	Grant Date	($)	($)	($)	(#)	($)
Dr. Felix Zandman	1/4/2010	—	2,925,900	2,925,900	5,000	43,800
	3/18/2010	—	—	—	163,506	1,602,840

Dr. Gerald Paul	1/4/2010	—	1,203,750	2,996,760	5,000	43,800
	3/18/2010	—	—	—	224,822	2,203,905

Dr. Lior Yahalomi	1/4/2010	—	208,500	834,000	—	—
	3/18/2010	—	—	—	44,190	433,200

Marc Zandman	1/4/2010	—	249,741	998,962	5,000	43,800
	3/18/2010	—	—	—	49,714	487,350

Ziv Shoshani	1/4/2010	—	—	—	5,000	43,800
	12/10/2010	—	—	—	5,000	75,150
____________________

(1)	Amounts in these columns represent the threshold, target and maximum bonus levels for each executive officer. Non-equity incentive compensation is limited to three times the executive’s base salary for Drs. Zandman and Paul, and two times the executive’s base salary for Dr. Yahalomi and Mr. Marc Zandman. The “Target” for non-equity incentive plans is based on 112.5% of the 2010 budget.

(2)	Included in this column are awards of phantom stock granted to Drs. Zandman and Paul, and Messrs. Marc Zandman and Ziv Shoshani effective January 4, 2010, awards of RSUs (including PBRSUs) granted pursuant to the 2010 executive employment agreement amendments to Drs. Zandman, Paul and Mr. Marc Zandman, and an award of RSUs granted to Mr. Ziv Shoshani for his role as a non-employee director. The numbers of phantom stock units and RSUs granted prior to the spin-off were adjusted due to the loss of value to the unit holders due to the decrease in the trading price of Vishay’s common stock as a result of the spin-off of VPG into an independent, publicly-traded company.

(3)	Amounts in this column include:

  the grant-date fair value of 5,000 phantom stock units awarded annually to certain executive officers pursuant to the terms of their employment agreements. The amount is calculated using the closing price of Vishay stock on the grant date of $8.76. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized;

  the grant-date fair value of the RSUs. The amount is calculated using the closing price of Vishay stock on the date of grant of $10.83. The common stock underlying these awards is not received until the awards are vested, including performance conditions, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized;

  a grant-date fair value of zero for additional phantom stock units and RSUs granted as a consequence of the VPG spin-off as the additional units were granted to compensate for the loss in fair value of the units previously granted

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options and stock awards (RSUs) held by our Named Executive Officers as of December 31, 2010.

	Option Awards						Stock Awards
				Equity
				Incentive
		Number of	Number of	Plan Awards:			Number of	Market
		Securities	Securities	Number of			Shares or	Value of
		Underlying	Underlying	Securities			Units of	Shares or
		Unexercised	Unexercised	Underlying	Option		Stock That	Units of
	Grant	Options (#)	Options (#)	Unexercised	Exercise	Option	Have Not	Stock That
	Date	Exercisable	Unexercisable	Unearned	Price ($)	Expiration	Vested (#)	Have Not
Name	(1)(2)(3)(4)	(5)	(5)	Options (#)	(5)	Date	(5)	Vested ($)
Dr. Felix Zandman	5/22/2007	116,002	116,001	-	16.29	5/22/2017	-	-
	5/28/2008	-	-	-	-	-	46,398	681,123
	3/18/2010	-	-	-	-	-	163,506	2,400,268
Total		116,002	116,001	-			209,904	3,081,391

Dr. Gerald Paul	5/22/2007	77,335	77,334	-	16.29	5/22/2017	-	-
	5/28/2008	-	-	-	-	-	30,932	454,082
	3/18/2010	-	-	-	-	-	224,822	3,300,387
Total		77,335	77,334	-			255,754	3,754,469

Dr. Lior Yahalomi	6/26/2006	14,731	7,364	-	14.33	6/26/2016	-	-
	6/26/2007	13,810	13,809	-	14.13	6/26/2017	-	-
	8/18/2008	11,048	22,095	-	7.89	8/18/2018	-	-
	3/18/2010	-	-	-	-	-	44,190	648,709
Total		39,589	43,268	-			44,190	648,709

Marc Zandman	2/27/2007	13,810	13,809	-	12.90	2/27/2017	-	-
	4/23/2009	-	-	-	-	-	5,523	81,078
	3/18/2010	-	-	-	-	-	49,714	729,802
Total		13,810	13,809	-			55,237	810,879

Ziv Shoshani	12/10/2010	-	-	-	-	-	5,000	73,400
Total		-	-	-			5,000	73,400
____________________

(1)	Options vest in six equal annual installments beginning on the first anniversary of the date of grant.

(2)	RSUs granted on May 28, 2008 vest in six equal installments beginning on the grant date.

(3)	RSUs granted on April 23, 2009 vest in six equal installments, on the grant date and then in five consecutive annual installments beginning on May 28, 2009.

(4)	RSUs granted March 18, 2010 and December 10, 2010 cliff-vest on January 1, 2013. Some of the RSUs include performance-based vesting criteria which also must be met.

(5)	The number of stock options and RSUs and exercise prices were adjusted for the VPG spin-off effective July 6, 2010.

The table above excludes the annual grants of RSUs (including PBRSUs) made in 2011.

Outstanding equity awards of VPG employees, including Mr. Shoshani, were converted into VPG equity awards per the Employee Matters Agreement entered into between the Company and Vishay Precision Group, Inc. in connection with the spin-off. Equity awards granted to Mr. Shoshani in his capacity as a non-employee director are included in the table above.

Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our Named Executive Officers during 2010 as a result of the exercise of stock options and vesting of restricted stock units, and in the case of Mr. Shoshani, settlement of phantom stock units upon cessation of employment due to the spin-off of VPG.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired	Value Realized	Acquired	Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Dr. Felix Zandman	—	—	14,000	126,700
Dr. Gerald Paul	—	—	9,334	84,473
Dr. Lior Yahalomi	—	—	—	—
Mr. Marc Zandman	—	—	1,667	15,086
Mr. Ziv Shoshani	—	—	40,334	287,688

Pension and Retirement Benefits

Vishay maintains various retirement benefit plans and arrangements.

Dr. Zandman’s employment agreement provides an annual retirement benefit equal to 50% of his average base pay and bonus for the five years preceding his retirement (but not to exceed $1 million annually). These benefits are fully vested. Dr. Zandman does not participate in any of Vishay’s defined benefit retirement plans.

Vishay Europe GmbH, a German subsidiary of Vishay, has a noncontributory defined benefit plan governed by German law covering its management and executive employees. Dr. Paul is the only Named Executive Officer that participates in this plan. Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the three highest of his final ten years of employment (“final average compensation”). The retirement benefit will not exceed 40% of such final average compensation, and the individual contractual pension amount will be reduced by pension amounts payable under the noncontributory defined benefit plan of Vishay Europe GmbH. Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year with respect of such final average compensation. The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate.

In the United States, Vishay maintained a pension plan which provided defined benefits to U.S. employees whose benefits under the qualified pension plan would be limited by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. Effective January 1, 2009, the U.S. pension plans were frozen. Benefits accumulated as of December 31, 2008 will be paid to employees upon retirement, but no further benefits will accrue beyond that date. To mitigate the loss in benefits of these employees, effective January 1, 2009, the Company increased the Company-match portion of its 401(k) defined contribution savings plan for employees impacted by the pension freeze. (Some of these contributions are made to the nonqualified deferred compensation plan for highly-compensated employees.) Dr. Yahalomi is the only Named Executive Officer that participated in this defined benefit plan.

The plan was contributory and, other than the fact that it is nonqualified under ERISA, provided substantially the same benefits that are available under Vishay’s qualified retirement plan. Employees with five or more years of service were entitled to annual pension benefits beginning at normal retirement age on the first day of the month following the participant’s 65th birthday equal to the sum of 2.1% of the first $10,000 of earnings plus 2.64% of the annual earnings in excess of $10,000 with a new pension unit earned each year. The final pension is the sum of all units earned during the employee’s career. The plan permits early retirement if the participant is at least age 55 and has at least five years of service. Employees may elect to receive their pension benefits in the form of a joint and survivor annuity or other contingent annuities. Employees are 100% vested immediately in their contributions. If employees terminate before rendering five years of service, they forfeit the right to receive the portion of their accumulated plan benefits attributable to the Company's contributions. Employees receive the value of their accumulated benefits as a life annuity payable monthly from retirement. For each employee electing a life annuity, payments will not be less than the greater of (a) the employee’s accumulated contributions plus interest or (b) an annuity for five years.

As part of their respective employment agreements, including Dr. Yahalomi’s pursuant to an amendment to his employment agreement in 2010, the Named Executive Officers and their surviving spouses are entitled to receive medical coverage up to a $15,000 annual premium value for life if they terminate employment after attaining age 62. These benefits are fully vested.

On June 16, 2010, the Compensation Committee determined to modify Dr. Gerald Paul’s and the Compensation Committee recommended to the Board of Directors, and the Board of Directors determined to modify Mr. Marc Zandman’s employment arrangements such that upon any termination (other than for cause) after attaining age 62, the executive would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by the respective executive for good reason. These modifications were included in formal amendments signed on August 8, 2010. The expense associated with the modifications to the employment arrangements of Dr. Gerald Paul and Mr. Marc Zandman effectively represents a defined retirement benefit that will be recognized for financial accounting purposes over the remaining service period of the individuals.

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit (1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Dr. Felix Zandman	Individual contractual pension	n/a	4,119,338	—
	arrangement

	Individual contractual post-	n/a	84,759	—
	employment medical arrangement

Dr. Gerald Paul(2)	Vishay Europe GmbH Pension	33	1,889,619	—
	Plan and individual contractual
	arrangement

	Individual contractual post-	n/a	206,747	—
	employment medical arrangement

	Individual contractual termination	n/a	7,053,250	—
	benefits(3)

Dr. Lior Yahalomi	Vishay Nonqualified Retirement	2.5	55,971	—
	Plan

	Individual contractual post-	n/a	37,805	—
	employment medical arrangement

Marc Zandman	Individual contractual post-	n/a	76,104	—
	employment medical arrangement

	Individual contractual termination	n/a	2,199,442	—
	benefits(3)
____________________

(1)
These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay’s consolidated financial statements included in our 2010 Annual Report on Form 10-K.

(2)	Dr. Paul’s benefits are denominated in euro. The dollar amount shown in the table is based on the year to date weighted average conversion rate for 2010.

(3)	These termination benefits are payable upon normal retirement and accordingly the present value is included in this table. See “Potential Payments Upon Termination or a Change in Control.”

Mr. Ziv Shoshani no longer participates in any Vishay retirement plans following the spin-off of VPG.

Nonqualified Deferred Compensation

The Named Executive Officers participate in a nonqualified deferred compensation plan, which is available to all employees which meet certain criteria under the Internal Revenue Code. Certain executive officers are entitled under their respective employment agreements to annual contributions to this plan by Vishay, less certain applicable taxes. The Named Executive Officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment. Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation. All of the Named Executive Officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum. To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2010 was “above market” or “preferential.”

The following table sets forth information relating to the activity in the nonqualified deferred compensation plan accounts of the Named Executive Officers during 2010 and the aggregate balance of the accounts as of December 31, 2010:

		Registrant
	Executive	Contributions in	Aggregate	Aggregate	Aggregate
	Contributions in	Last Fiscal Year	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	(1)	Fiscal Year	Distributions	Fiscal Year End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Dr. Felix Zandman	—	147,705	76	—	1,131,229
Dr. Gerald Paul	—	100,000	51	—	760,354
Dr. Lior Yahalomi (2)	—	9,800	56,400	—	470,973
Marc Zandman	—	100,000	90,962	—	813,408
Ziv Shoshani (3)	—	100,000	(394)	(736,563)	—
____________________

(1)	These amounts are included in Column (i) of the “Summary Compensation Table” as a component of “All Other Compensation.” No portion of the earnings credited during 2010 was “above market” or “preferential.” Accordingly, no amounts related to earnings on deferred compensation have been included in the “Summary Compensation Table.”

(2)	Substantially all of Dr. Yahalomi’s balance at December 31, 2010 reflects individual elective contributions to the plan in prior years plus normal investment earnings.

(3)	Mr. Shoshani’s deferred compensation balance was transferred to the VPG nonqualified deferred compensation plan prior to the spin-off.

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our Named Executive Officers provide incremental compensation in the event of termination, as described below. Generally, Vishay does not provide any severance or other benefits specifically upon a change in control. Termination of employment also impacts outstanding stock options, restricted stock units, phantom stock units, and nonqualified deferred compensation balances.

Current Executives other than Dr. Zandman

The executive employment contracts of Dr. Paul and Mr. Marc Zandman contain severance provisions providing generally for 3 years of compensation in the case of a termination without cause, a voluntary termination by the executive for “good reason” (as defined in the employment agreement), or any termination (other than for cause) after attaining age 62. Specifically, severance items include:
  salary continuation for three years, payable over three years;

  5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;

  bonus for the year of termination;

  $1,500,000 lump sum cash payment. This payment replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period;

  lifetime continuation of executive’s life insurance benefit; and

  continuation of executive’s medical benefit for a maximum of three years if the termination occurs before attaining age 62 and lifetime continuation up to $15,000 annual premium value if the termination occurs after attaining age 62.
On August 8, 2010, the Compensation Committee determined to modify Dr. Paul’s and the Compensation Committee recommended to the Board of Directors, and the Board of Directors determined to modify Mr. Marc Zandman’s employment arrangements such that upon any termination (other than for cause) after attaining age 62, the executive would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by the respective executive for good reason.

In addition, Dr. Paul will receive payment of his individual contractual pension in the event of a termination for any reason, as well as accrued benefits under the Vishay Europe GmbH pension plan.

If the Company terminates Dr. Yahalomi’s employment without cause, he will be entitled to a severance payment equal to 24 months of base salary. Dr. Yahalomi would also be entitled to receive payment of the amount that would have been received (if not for the termination of employment) as a bonus for the calendar year of the date of termination. Dr. Yahalomi will receive accrued benefits under the Vishay Nonqualified Retirement Plan once his pension benefits are vested. If he leaves the Company prior to vesting, he is entitled only to the repayment of his contributions plus associated interest.

Mr. Shoshani’s employment contract with Vishay Intertechnology contained severance provisions providing generally for three years compensation in the case of a termination without cause or voluntary termination by the executive for “good reason” (as defined in his employment agreement). Specifically, severance items included: salary continuation for three years, payable over three years; 5,000 shares of common stock annually for three years, which would be granted as actual shares – rather than phantom stock units – as they would be granted after termination of employment; bonus for the year of termination; $1,500,000 lump sum cash payment, which replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period; lifetime continuation of executive’s life insurance benefit; and continuation of executive’s medical benefit for a maximum of three years if the termination occurs before attaining age 62 and lifetime continuation up to $15,000 annual premium value if the termination occurs after attaining age 62.

The following table sets forth the compensation that would have been received by each of the Company’s executive officers other than Dr. Zandman had they been terminated as of December 31, 2010.

					Lump sum		Life insurance	Non-qualified
			Stock	Stock	termination		/Medical	deferred
	Salary cont.	Bonus	options	grants	payment	Pension	benefit	compensation
	(1)	(2)	(3)	(4)(5)		(6)	(6)	(7)
Dr. Gerald Paul	$2,996,760	$2,996,220	$-	$3,974,669	$1,500,000	$1,889,619	$206,747	$760,354
Dr. Lior Yahalomi	834,000	642,200	88,000	648,709	-	55,971	37,805	470,973
Marc Zandman	1,498,443	764,400	-	1,031,079	1,500,000	-	76,104	813,408
____________________

(1)	Equals 3 times U.S. dollar value of 2010 salary, paid over three years, for Dr. Paul and Mr. Marc Zandman. Equals 24 months of his 2010 salary for Dr. Yahalomi.

(2)	Consists of bonus and non-equity incentive plan compensation for 2010 as reflected in the "Summary Compensation Table".

(3)	Equals the value of “in the money” options held at December 31, 2010.

(4)
For Dr. Paul and Mr. Marc Zandman, includes 15,000 shares, multiplied by $14.68, which was the closing price of Vishay’s common stock on December 31, 2010. The shares are to be paid out over three years.

(5)	Includes the value of RSUs outstanding as of December 31, 2010, and assume all performance criteria will be met.

(6)	Present value of accumulated benefit reflected in the "Pension Benefits" table, paid annually until death, exclusive of contractual termination payments for Dr. Paul and Mr. Marc Zandman.

(7)	Aggregate balance at year end as reflected in the "Nonqualified Deferred Compensation" table.

Dr. Zandman

On May 13, 2009, the Company entered into an amended and restated employment agreement with Dr. Felix Zandman (the “2009 Agreement”).

The purpose of the 2009 Agreement was to eliminate the right of Dr. Zandman to receive a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating inventions and any other form of technology created, discovered or developed by him or under his direction. The royalty was payable in the event Dr. Zandman was terminated without “cause” or resigned for “good reason,” as defined in the 2004 Agreement.

Pursuant to the 2009 Agreement, Dr. Zandman’s right to the royalty payments has been terminated. Dr. Zandman received a payment of $10 million as of the effective date of the amended and restated agreement, and is entitled to receive five additional annual payments of $10 million each.

Payments pursuant to the 2009 Agreement may be deferred with interest in the event that making such payment would jeopardize the ability of the Company to continue as a going concern. Payments will accelerate if, following a change of control of the Company, Dr. Zandman is terminated without cause or if he terminates employment for good reason. In the event of Dr. Zandman’s death or disability, the unpaid annual installments would accelerate upon a change of control, whether it occurs before or after the death or disability. If an excise tax were imposed under Section 4999 of the Internal Revenue Code due to the acceleration of the payments, the Company will reimburse Dr. Zandman for the excise tax on customary terms. Absent a change of control, if the Company were to terminate Dr. Zandman’s employment without cause or Dr. Zandman were to terminate employment for good reason or in the event of his death or disability, the unpaid annual installment payments would not accelerate and would continue until completed. Dr. Zandman will forfeit future payments if he terminates his employment without good reason or if his employment is terminated for cause. Furthermore, as a result of the 2009 Agreement, Dr. Zandman will not receive any other severance payments upon his termination of employment for any reason. Other terms of the 2004 Agreement remain substantially the same. Dr. Zandman continues to be subject to non-competition, non-solicitation, non-disparagement and confidentiality covenants.

On June 16, 2010, the terms of Dr. Zandman’s RSUs and performance-based RSUs were modified such that in the event of (i) the termination of his employment without cause, by the executive for “good reason”, or as a result of death or disability, the outstanding RSUs shall immediately vest and the outstanding performance-based RSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of his outstanding RSUs and performance-based RSUs shall immediately vest. In the event of Dr. Zandman’s termination for cause or without “good reason,” his outstanding RSUs (including PBRSUs) will be forfeited.

Golden Parachute Gross-up

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain compensation paid upon a change in control if the compensation exceeds three times the executive’s average annual compensation. Vishay does not provide any severance or other benefits specifically upon a change in control, but under the Internal Revenue Service interpretations of the Section 4999 rules, if a termination of employment occurred in connection with a change in control, the severance might be subject to the excise tax. The employment agreements provide for Vishay to reimburse the Named Executive Officers for any excise tax. The Compensation Committee believes that it would be unfair for the executive to be taxed in such a case because the payments are not intended to be made with respect to a change in control.

Impact on Nonqualified Deferred Compensation Balances

As described above, the Named Executive Officers participate in a nonqualified deferred compensation plan. All of the Named Executive Officers have elected to defer such compensation until retirement or termination of employment, at which time the amounts would be paid in a lump sum.

Impact on Outstanding Stock Options

The Named Executive Officers have stock options outstanding that were granted under the 1998 Stock Option Program or the 2007 Program. The outstanding stock options as of December 31, 2010 were as follows:

Name	1998 Program	2007 Program		Total
Dr. Felix Zandman	210,000	22,003	*	232,003
Dr. Gerald Paul	140,000	14,669	*	154,669
Dr. Lior Yahalomi	-	82,857	*	82,857
Marc Zandman	25,000	2,619	*	27,619
____________________

*	Amount includes additional options issued as a result of the spin-off of Vishay Precision Group, Inc.

Pursuant to the 1998 Stock Option Program and the 2007 Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options). Upon voluntary termination, the optionee has up to 60 days to exercise any vested options. However, Vishay has, in the past, modified these terms as part of negotiated termination agreements.

As of December 31, 2010, Dr. Lior Yahalomi was the only Named Executive Officer to have options in the money. The pretax aggregate intrinsic value (the difference between the closing stock price on the last trading day of 2010 of $14.68 per share and the exercise price, multiplied by the number of in-the-money options) that would have been received by Dr. Yahalomi had he exercised his options on December 31, 2010 is $88,000. This amount changes based on changes in the market value of the Company’s common stock.

Impact on RSUs

On June 16, 2010, the terms of the executives’ RSUs (including PBRSUs) were modified such that in the event of (i) the termination of the executive’s employment by the Company without cause, by the executive for “good reason”, or as a result of death or disability, the executive’s outstanding RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive’s outstanding RSUs (including PBRSUs) shall immediately vest. In the event of voluntary termination by the executive (without “good reason”) or termination for cause, the executive’s outstanding RSUs (including PBRSUs) will be forfeited. At December 31, 2010, unvested time-vested RSUs and PBRSUs were as follows:

	Unvested
	Time-vested	Unvested
Name	RSUs	PBRSUs
Dr. Felix Zandman	87,274	122,630
Dr. Gerald Paul	125,390	130,364
Dr. Lior Yahalomi	11,047	33,143
Marc Zandman	17,675	37,562

Impact on Phantom Stock Units

Certain executive officers receive an annual grant of 5,000 phantom stock units pursuant to their respective employment agreements. Upon termination of employment, each executive will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by certain executive officers and the value of the underlying common stock at December 31, 2010:

	Phantom
Name	Stock Units		Value
Dr. Felix Zandman	38,667	*	$567,632
Dr. Gerald Paul	38,667	*	$567,632
Marc Zandman	38,667	*	$567,632
____________________

*
As a consequence of the spin-off of VPG, approximately 3,667 make-up phantom stock units were granted to each phantom stock unit holder to reflect the loss of value to the unit holders due to the decrease in the trading price of Vishay’s common stock as result of the spin-off.

The table above excludes the 2011 annual grant to certain executive officers of 5,000 phantom stock units.

Additional Information on Equity Compensation Plans

The following table provides certain information concerning our equity compensation plans as of December 31, 2010.

	Number of Shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders (1)
1998 Stock Option Program	389,000	$16.00	-
General Semiconductor Stock Option Program	671,000	$14.90	-

2007 Stock Incentive Program (2)
Stock options (3)	194,000	$13.58		(2)
Restricted Stock Units (5)	634,000	n/a		(2)
Total 2007 Stock Incentive Program	828,000		1,925,000

Senior Executive Phantom Stock Plan (4)	116,000	n/a	110,000

Total approved by stockholders	2,004,000		2,035,000

Equity compensation plans not approved by stockholders	-		-
Total equity compensation plans	2,004,000		2,035,000
____________________

(1)
Additional information about these plans is presented in Note 12 to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
The 2007 Program provides for the grant of stock options, restricted stock, unrestricted stock, and RSUs (including PBRSUs). Therefore the shares available for future issuance are presented only in total for the program.

(3)	Includes adjustments made to all option awards as a consequence of the spin-off of VPG.

(4)
The Senior Executive Phantom Stock Plan provides for the granting of phantom stock units to individuals whose employment arrangements with the Company provide for such grants. Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual's termination of employment or any other future date specified in the employment agreement. Because these awards have no exercise price, there is no calculation of the weighted average exercise price.

(5)
Each RSU entitles the recipient to receive a share of Vishay common stock. In the event of voluntary termination by the executive (without “good reason”) or termination for cause, the executive’s outstanding RSUs (including PBRSUs) will be forfeited. In the event of (i) the termination of the executive’s employment by the Company without cause, by the executive for “good reason”, or as a result of death or disability the executive’s outstanding time-vested RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive’s outstanding RSUs shall immediately vest. Because these awards have no exercise price, there is no calculation of weighted average exercise price.

2011 Executive Compensation

On February 28, 2011, the Compensation Committee of the Board of Directors approved the base salary for Dr. Gerald Paul, President and Chief Executive Officer, and the Board of Directors approved the base salaries of Dr. Felix Zandman, Executive Chairman of the Board, Chief Technical and Business Development Officer, Mr. Marc Zandman, Vice-Chairman of the Board, and Chief Administration Officer, and President - Vishay Israel Ltd., and Dr. Lior Yahalomi, Executive Vice President and Chief Financial Officer, upon the recommendation of the Compensation Committee.

Base Salaries

The base salaries for 2011 are set forth below.

Name	Positions Held	2011 Base Salary
Dr. Felix Zandman	Executive Chairman of the Board, Chief Technical and Business Development Officer	$975,000	(a)
Dr. Gerald Paul	President and Chief Executive Officer	€829,000 (approximately $1,100,000)	(b)
Marc Zandman	Vice-Chairman of the Board, Chief Administration Officer, and President - Vishay Israel Ltd.	NIS 2,074,246 (approximately $555,000)	(c)
Dr. Lior Yahalomi	Executive Vice President and Chief Financial Officer	$434,000
____________________

(a)	No change versus prior year.

(b)	Salary will be paid in euro

(c)	Salary will be paid in Israeli shekels.

In determining the base salary increases for 2011, the Compensation Committee considered the criteria described in “Compensation Disclosure and Analysis – Compensation Components,” particularly comparable market compensation ranges for the companies included in PwC’s 2010 report, the outstanding company performance for 2010 (both in absolute terms and versus peers), and in the case of Mr. Marc Zandman, his growing role in the Company and his overall contribution as Vice Chairman, Chief Administrative Officer, and President of Vishay Israel.

Long-term Equity Incentives

The employment agreements of the executive officers provide for annual grants of equity-based compensation in the form of RSUs. Of the total equity-based compensation grant, 25% are in the form of time-vested RSUs carry only a service condition. The remaining 75% of the grant are in the form of PBRSUs. The PBRSUs will vest if certain defined performance criteria established by the Compensation Committee are realized. The grants are made pursuant to the 2007 Program. They are based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Dr. Felix Zandman	160% of base salary
Dr. Gerald Paul	150% of base salary
Marc Zandman	100% of base salary
Dr. Lior Yahalomi	100% of base salary

The number of units granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year. The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant. The PBRSUs include performance conditions agreed to with the Compensation Committee. The PBRSUs contain both a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied.

The grants for 2011 under these equity compensation arrangements, which will time-vest on January 1, 2014, are as follows:

	Time-Vested	PBRSUs	Total Units
Name	RSUs Granted	Granted	Granted
Dr. Felix Zandman	26,567	79,700	106,267
Dr. Gerald Paul	28,101	84,304	112,405
Marc Zandman	9,452	28,355	37,807
Dr. Lior Yahalomi	7,391	22,173	29,564

Certain Medical Benefits

The Company has become aware that medical benefits provided over several years to Mr. Marc Zandman and Mr. Ziv Shoshani (while he was employed by Vishay) may be subject to additional taxation. The amount of such taxes in the aggregate is expected to be less than $400,000. In the event these benefits are taxable, the Company will consider reimbursing these employees.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our pay program for Named Executive Officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the stockholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Compensation Discussion and Analysis’ of this proxy statement.”

The Board of Directors recommends that you vote FOR approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Compensation Discussion and Analysis’ of this proxy statement. As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program is designed to support the Company’s long-term success by achieving the following objectives: attracting and retaining talented senior executives, tying executive pay to Company and individual performance, supporting our annual and long-term business strategies, and aligning executives’ interests with those of the stockholders.

PROPOSAL FOUR

ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal Three, in our proxy statement. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the stockholders wish the company to include an advisory vote on the compensation of the Company’s Named Executive Officers pursuant to Section 14A of the Securities Exchange Act:
  triennially

  biannually; or

  annually.”
The Board of Directors recommends that you vote to hold an advisory vote on executive compensation TRIENNIALLY. As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests. Accordingly, we grant stock awards with multi-year vesting periods to encourage our officers to focus on long-term performance, and our PBRSUs vest based on three-year performance results. A triennial vote would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Vishay maintains employment agreements with our Executive Chairman, Chief Executive Officer, and each of our other executive officers. See “Executive Compensation” above.

Yitzhak Shoshani is the brother of director Ruta Zandman and the uncle of director Ziv Shoshani. Mr. Yitzhak Shoshani is Vice President and General Manager of, and owns 33.3% of, Ecomal Israel, a non-exclusive distributor of our products mainly in the Israeli market. Mr. Yitzhak Shoshani earned $289,668 in salary, and $500,000 in the form of dividend due to the performance of Ecomal Israel for 2010.

Roy Shoshani is the brother of Ziv Shoshani and the nephew of Ruta Zandman and Dr. Felix Zandman. He is currently Vice President of Vishay’s Integrated Circuits Division. For 2010, Mr. Roy Shoshani received salary and benefits totaling $300,000. His benefits include $42,000 for a housing allowance (which is customary for any Vishay employees on international assignments).

Eli Goddard is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and has performed legal services for Vishay Israel Limited. For 2010, Mr. Goddard received a consulting fee of $53,743.

Ron Shoshani is a nephew of Ruta Zandman and Dr. Felix Zandman and a cousin of Ziv Shoshani. Mr. Ron Shoshani is employed as a sales engineer by Ecomal Israel. For 2010, Mr. Ron Shoshani received salary and benefits totaling approximately $71,485.

Shay Shoshani is a nephew of Ruta Zandman and Dr. Felix Zandman and a cousin of Ziv Shoshani. Mr. Shay Shoshani is employed as a bookkeeper by Ecomal Israel. For 2010, Mr. Shay Shoshani received salary and benefits totaling approximately $74,228.

Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions. The Nominating and Corporate Governance Committee has the responsibility to administer the policy. All related party transactions, including employment relationships and charitable contributions, must be approved or ratified by the Committee. Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated. A copy of the Related Party Transaction Policy is available to stockholders on our website and in print upon request.

Our Related Party Transaction Policy requires that all new employment relationships with a family member of a director or executive officer be approved by the Committee. The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

Vishay Precision Group, Inc.

On July 6, 2010, Vishay completed the spin-off of Vishay Precision Group, Inc. (VPG) to its stockholders as an independent, publicly-traded company. Prior to July 6, 2010, Vishay Precision Group, Inc. was a wholly-owned subsidiary of the Company.

Following the spin-off, VPG and Vishay operate separately, each as independent public companies. Vishay Intertechnology has no ownership interest in VPG. However, Dr. Felix Zandman, our Executive Chairman, holds voting control of equity instruments which represent 46.7% of the voting power of Vishay and 45.2% of the voting power of VPG. Marc Zandman, our Vice-Chairman and an executive officer of Vishay, serves as the Chairman of VPG. Ziv Shoshani, CEO of VPG and a nephew of Dr. Felix Zandman and Mrs. Ruta Zandman, serves as a director of Vishay.

Certain employees of VPG would be considered related parties and were employees of Vishay prior to the spin-off, including Ziv Shoshani; Dubi Zandman, a cousin of Dr. Felix Zandman; Steven C. Klausner, son-in-law of Dr. Felix Zandman and Mrs. Ruta Zandman and brother-in-law of Marc Zandman; and Alon Shagir, brother-in-law of Marc Zandman.

In connection with the completion of the spin-off, on July 6, 2010, Vishay and its subsidiaries entered into several agreements with VPG and its subsidiaries that govern the relationship of the parties following the spin-off. Among the agreements entered into with VPG and its subsidiaries were a trademark license agreement, transition services agreement, several lease agreements, and supply agreements. None of the agreements are expected to have a material impact on Vishay’s financial position, results of operations, or liquidity. We believe that the pricing associated with these agreements are equivalent to arms-length transactions between unrelated parties. However, such agreements were negotiated when VPG was still a subsidiary of Vishay Intertechnology. These agreements are described in the section entitled “Certain Relationships and Related Party Transactions,” which is incorporated by reference herein, of the registration statement on Form 10 of Vishay Precision Group filed with the SEC on June 22, 2010.

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the annual meeting. The Board of Directors is not aware of any other matters proposed to be presented at the meeting. If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2010 accompanies this proxy statement. Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission. All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644-1300.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To be eligible for inclusion in our proxy materials for the 2012 annual meeting, a stockholder proposal must be received by our Corporate Secretary by the close of business on December 13, 2011.

By order of the Board of Directors,

Marc L. Frohman Corporate Secretary
April 12, 2011

     VISHAY INTERTECHNOLOGY, INC.
     59 MAIDEN LANE
     NEW YORK, NY 10038
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M33144-P07366	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VISHAY INTERTECHNOLOGY, INC.			For	Withhold	For All
			All	All	Except
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
	01)	Eliyahu Hurvitz
	02)	Dr. Abraham Ludomirski
	03)	Wayne M. Rogers
	04)	Ronald Ruzic
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐

3.	The advisory approval of the compensation of the Company's executive officers.		☐	☐	☐

The Board of Directors recommend that an advisory vote on the compensation of the Company's executive officers be held Triennially (3 Years):		3 years	2 years	1 year	Abstain

4.	Frequency of advisory vote on the compensation of the Company's executive officers.	☐	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held June 1, 2011.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2011 Annual Meeting of Stockholders

2010 Annual Report to Stockholders

To view these materials, visit http://ir.vishay.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M33145-P07366

VISHAY INTERTECHNOLOGY, INC.

2011 Annual Meeting of Stockholders

The undersigned hereby appoints Dr. Felix Zandman, Dr. Gerald Paul, and Dr. Lior Yahalomi, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. to be held at the Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, at 10:30 a.m., local time, on Wednesday, June 1, 2011, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the other side.)